UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report: December 31, 2020 (December 30, 2020)

RED LION HOTELS CORPORATION

(Exact name of Registrant as specified in its charter)

Washington	001-13957	91-1032187
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1550 Market St. #425

Denver, CO 80202

(Address of principal executive offices, including zip code)

(509) 459-6100

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock	RLH	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

Agreement and Plan of Merger

On December 30, 2020, Red Lion Hotels Corporation, a Washington corporation (“Red Lion”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Sonesta International Hotels Corporation, a Maryland corporation (“Sonesta”) and Roar Merger Sub Inc., a Washington corporation and a wholly-owned subsidiary of Sonesta (“Merger Sub”). The Merger Agreement provides that, subject to the terms and conditions set forth therein, Merger Sub will merge with and into Red Lion (the “Merger”), with Red Lion surviving the Merger and becoming a wholly-owned subsidiary of Sonesta (the “Surviving Corporation”). Capitalized terms used but not defined in this Current Report on Form 8-K will have the meaning given to such terms in the Merger Agreement.

At the effective time of the Merger (the “Merger Effective Time”), each share of common stock, par value $0.01 per share, of Red Lion (the “Red Lion Common Stock”), other than (i) shares owned directly or indirectly by Sonesta, Merger Sub or any wholly-owned subsidiary of Red Lion and (ii) shares held by shareholders who have properly dissented under Washington state law, shall be cancelled and converted into the right of the Red Lion shareholders to receive $3.50 per share in cash (the “Red Lion Per Share Merger Consideration”).

The Merger Agreement also provides that each restricted stock unit (“Red Lion RSU”) and performance stock unit (“Red Lion PSU”) of Red Lion issued and outstanding immediately prior to the Merger Effective Time will, whether vested or unvested (and with respect to Red Lion PSUs, treating any performance-based vesting condition to which such Red Lion PSU is subject as having been attained at the “target level,” and applying proration for such Red Lion PSUs based on the portion of the applicable performance period up to and including the Merger Effective Time), be cancelled and converted into a right to receive, with respect to each share of Red Lion Common Stock underlying such Red Lion RSU or such converted and prorated Red Lion PSU, as applicable, the Red Lion Per Share Merger Consideration.

The consummation of the Merger is subject to certain customary closing conditions set forth in the Merger Agreement, including, but not limited to, (i) the affirmative vote of the holders of two thirds of the outstanding shares of Red Lion Common Stock approving and adopting the transactions contemplated by the Merger Agreement (the “Red Lion Shareholder Approval”), (ii) the absence of any law or injunction order, judgment or decree by any governmental entity that prohibits or makes the consummation of the transactions illegal, (iii) subject to certain exceptions, the accuracy of each of Red Lion’s, Sonesta’s and Merger Sub’s representations and warranties, subject to certain materiality qualifiers, and (iv) compliance in all material respects by each of Red Lion, Sonesta and Merger Sub with its covenants and obligations under the Merger Agreement.

Concurrently with the execution of the Merger Agreement, Sonesta and each of the directors and executive officers of Red Lion who hold Red Lion Common Stock (the “Red Lion Supporting Shareholders”) (who collectively beneficially own approximately 1.9% of Red Lion Common Stock), entered into a voting agreement (the “Support Agreement”) pursuant to which they have agreed, among other things and subject to the terms and conditions of the Support Agreement, to vote each of the shares they beneficially own as of the record date of the Red Lion shareholders meeting held to obtain Red Lion Shareholder Approval (the “Red Lion Shareholders Meeting”), in favor of the Merger, the approval of the Merger Agreement and any other matters necessary for the consummation of the Merger and other transactions contemplated by the Merger Agreement. The obligations of the Red Lion Supporting Shareholders under the Support Agreement will automatically terminate without any further action required by any person upon the earliest to occur of (i) the closing of the Merger, (ii) the date on which the Merger Agreement is validly terminated in accordance with its terms, (iii) the change by the Red Lion Board of its recommendation in favor of the transaction prior to obtaining Red Lion Shareholder Approval, (iv) the completion of the Red Lion Shareholders Meeting (regardless of whether the Merger Agreement is approved or not) and (v) written notice of the termination of the Support Agreement by Sonesta to the Red Lion Supporting Shareholders.

Pursuant to the Merger Agreement, between the date of the signing of the Merger Agreement and the earlier of its termination or the Merger Effective Time, Red Lion has agreed not to, and to cause its subsidiaries not to, solicit, propose, initiate or knowingly encourage or facilitate any alternative transaction proposals from third parties or to engage in discussions or negotiations with third parties regarding any alternative transaction proposals or enter into any definitive agreement relating to any alternative transaction proposal, in each case subject to certain exceptions. The Red Lion Board may change its recommendation to its shareholders or terminate the Merger Agreement in response to a superior proposal or change its recommendation in response to an intervening event if the Red Lion Board determines in good faith (after consultation with a financial advisor and outside counsel) that the failure to change its recommendation would reasonably be expected to be inconsistent with the fiduciary duties of the Red Lion Board under applicable law, subject to complying with notice, and other specified, conditions, including giving Sonesta the opportunity to propose revisions to the terms of the Merger Agreement during a period following such notice.

The Merger Agreement contains certain termination rights for each of Red Lion and Sonesta upon the occurrence of certain events, including, but not limited to, (i) if the Merger is not consummated on or before September 30, 2021 (the “Outside Date”) or (ii) if Red Lion Shareholder Approval is not obtained in accordance with the terms of the Merger Agreement.

The Merger Agreement requires that if Red Lion terminates the Merger Agreement prior to obtaining Red Lion Shareholder Approval in order to enter into a written agreement with respect to a superior proposal made by a third party, Red Lion will reimburse Sonesta for not more than $750,000 of reasonable and documented costs, fees and expenses incurred by Sonesta in connection with the Merger Agreement. The Merger Agreement also requires Red Lion to pay Sonesta a $2,500,000 termination fee in certain circumstances, including (i) if the Red Lion Board takes (or fails to take) certain actions that indicate a lack of support for the Merger or (ii) if Red Lion enters into or consummates an alternative transaction within one year following termination of the Merger Agreement (either as a result of reaching the Outside Date, due to Red Lion’s breach of the Merger Agreement or due to a shareholder “no” vote in a situation where a specified alternative transaction was previously disclosed prior to such termination).

Sonesta has obtained equity financing for the purpose of financing the transactions contemplated by the Merger Agreement. ABP Trust, a Maryland statutory trust, has committed to capitalize Sonesta at the closing with an aggregate equity contribution in an amount of approximately $90 million, subject to the terms and conditions set forth in an equity commitment letter.

If the Merger is consummated, the Red Lion Common Stock will be delisted from the New York Stock Exchange and deregistered under the Securities Exchange Act of 1934.

The foregoing summary does not purport to be a complete description and is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached hereto as Exhibit 2.1 and is incorporated herein by reference.

Important Statement regarding the Merger Agreement. The Merger Agreement has been included to provide investors with information regarding terms of the transaction. It is not intended to provide any other factual information about Red Lion, Sonesta or their respective subsidiaries or affiliates or to modify or supplement any factual disclosures about Red Lion included in its public reports filed with the Securities and Exchange Commission (“SEC”). The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement and as of specific dates, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations, qualifications or other particulars agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts or made for other purposes, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures.

Item 8.01	Other Events

On December 30, 2020, Red Lion issued a press release announcing the Merger Agreement. A copy of the press release is attached as Exhibit 99.1 to, and is incorporated by reference into, this Current Report on Form 8-K.

Note on Forward Looking Statements

This communication contains forward-looking statements including, but not limited to, statements regarding the proposed merger with Sonesta, including statements relating to satisfaction of the conditions to and consummation of the proposed transaction, the expected goals and benefits of the transaction, and the future leadership of Red Lion. Forward-looking statements are usually identified by the use of words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “may,” “potential,” “will,” “could” and similar expressions. Actual results may differ materially from those indicated by forward-looking statements as a result of various important factors and risks, including, but not limited to, the continuing impact of the COVID-19 pandemic on Red Lion’s financial condition and results of operations. Additional factors, risks and uncertainties that could cause or contribute to such differences include, but are not limited to, the following: the ability of the parties to satisfy the conditions precedent and consummate the proposed transaction, the timing of consummation of the proposed merger; the ability of Red Lion to secure shareholder approval in the anticipated timeframe or at all; the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; risks related to disruption of management’s attention from ongoing business operations due to the pending transaction; potential adverse reactions or changes to employee or business relationships resulting from the announcement or completion of the proposed Merger; the risk of litigation or legal proceedings related to the proposed transaction; unexpected costs, charges or expenses resulting from the proposed transaction; and other factors discussed in the “Risk Factors” section of Red Lion’s most recent Annual Report on Form 10-K, and Red Lion’s subsequent Quarterly Reports on Form 10-Q and in other filings Red Lion makes with the SEC from time to time. All information provided in this Current Report on Form 8-K is as of the date hereof and Red Lion undertakes no duty to update this information except as required by law.

Additional Information about the Merger and Where To Find It

In connection with the proposed transaction, Red Lion will prepare and file relevant documents with the SEC, including a proxy statement on Schedule 14A to be mailed to the Red Lion shareholders in connection with Red Lion’s submission of the transaction for the consideration by the Red Lion shareholders at a special meeting. This communication is not intended to be, and is not, a substitute for the proxy statement or any other document that Red Lion may file with the SEC in connection with the proposed transaction. RED LION SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The proxy statement and other relevant materials (when they become available) and any other documents filed or furnished by Red Lion with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, copies of the proxy statement and other relevant materials and documents filed by Red Lion with the SEC will also be available free of charge on the Investor Relations page of Red Lion’s website located at https://ir.redlion.com/investor-relations.

Participants in the Solicitation of Red Lion Shareholders

Red Lion, its directors and certain of its officers and employees, may be deemed to be participants in the solicitation of proxies from Red Lion shareholders in connection with the proposed transaction. Information about Red Lion’s directors and executive officers is set forth in its Annual Report on Form 10-K for the year ended December 31, 2019, which was filed with the SEC on February 27, 2020, and in its definitive proxy statement for its 2020 annual meeting of shareholders filed with the SEC on April 6, 2020. To the extent the holdings of the Red Lion securities by the Red Lion directors and executive officers have changed since the amounts set forth in the proxy statement for its 2020 annual meeting of shareholders, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. These documents may be obtained free of charge at the SEC’s web site at www.sec.gov and on the Investor Relations page of Red Lion’s website located at https://ir.redlion.com/investor-relations. Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed transaction will be included in the proxy statement and other relevant materials Red Lion may file with the SEC.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description of Exhibit

2.1*	Agreement and Plan of Merger, dated as of December 30, 2020, by and among Red Lion Hotels Corporation, Sonesta International Hotels Corporation and Roar Merger Sub Inc.

99.1	Press Release of Red Lion Hotels Corporation, dated December 30, 2020.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*

Certain schedules to the Agreement and Plan of Merger have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. Registrant will furnish copies of such schedules to the SEC upon request by the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RED LION HOTELS CORPORATION

	By:	/s/ Gary Kohn
	Name:	Gary Kohn
Date: December 31, 2020	Title:	Executive Vice President Chief Financial Officer and Treasurer

Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

SONESTA INTERNATIONAL HOTELS CORPORATION

ROAR MERGER SUB INC.

and

RED LION HOTELS CORPORATION

Dated as of December 30, 2020

TABLE OF CONTENTS

(Continued)

TABLE OF CONTENTS

(Continued)

INDEX OF DEFINED TERMS

Definition	Location
409A Authorities	3.11(b)(x)
Acceptable Confidentiality Agreement	5.4(c)
Acquisition Proposal	5.4(g)(i)
Action	3.9
Adverse Recommendation Change	5.4(b)
Affiliate	8.3(a)
Agreement	Preamble
AJCA	3.11(b)(xi)
Antitrust Law	5.7(e)
Articles of Merger	1.3
Book-Entry Shares	2.3(b)
Business Day	8.3(b)
Capitalization Representations	6.3(a)(i)
CARES Act	8.3(c)
CERCLA	3.13(c)(i)
Certificates	2.3(b)
Closing	1.2
Closing Date	1.2
Code	2.4
Company 401(k) Plan	5.8(d)
Company	Preamble
Company Board	3.3(a)
Company Board Recommendation	3.3(a)
Company Bylaws	3.1(b)
Company Charter	3.1(b)
Company Disclosure Letter	Article
Company Employee	5.8(a)
Company Equity Awards	8.3(d)
Company Plans	3.11(a)
Company PSU	2.2(b)
Company PSU Merger Consideration	2.2(b)
Company Registered IP	3.19(a)
Company RSU	2.2(a)
Company RSU Merger Consideration	2.2(a)
Company SEC Documents	3.5(a)
Company Shareholder Approval	3.3(a)
Company Shareholders Meeting	5.5(a)
Company Stock Plan	8.3(e)
Confidentiality Agreement	5.6(b)
Contract	3.4(a)

INDEX OF DEFINED TERMS

(Continued)

Definition	Location
control	8.3(f)
Dissenting Shares	2.5
DTC	2.3(e)
DTC Payment	2.3(e)
Effective Time	1.3
Environmental Laws	3.13(c)(ii)
Environmental Permits	3.13(c)(iii)
Equity Commitment Letter	8.3(g)
Equity Financing	8.3(h)
ERISA	3.11(a)
ERISA Affiliate	8.3(i)
ESPP	8.3(j)
Exchange Act	3.4(b)
FDD	8.3(k)
Former Joint Ventures	3.17(f)
Franchise	8.3(l)
Franchise Agreement	8.3(m)
Franchise Laws	8.3(n)
Franchised Business	3.18(l)
Franchisee	8.3(o)
Franchisee Groups	3.18(g)
Franchisor	3.18(h)
FTC Rule	8.3(p)
Fundamental Representations	6.3(a)(ii)
GAAP	3.5(c)
Governmental Entity	3.4(b)
Indebtedness	8.3(q)
Indemnified Parties	5.11(a)
Information Security Incident	8.3(r)
Intellectual Property	3.19(e)
Intervening Event	5.4(g)(ii)
IRS	3.11(a)
IT Assets	8.3(s)
Joint Venture Property	3.17(e)
Joint Ventures	8.3(dd)
knowledge	8.3(t)
Law	3.4(a)
Leased Real Property	3.17(a)
Leases	3.17(c)
Liens	3.2(c)
Material Adverse Effect	8.3(u)
Material Contracts	3.15(b)

v

INDEX OF DEFINED TERMS

(Continued)

Definition	Location
Materials of Environmental Concern	3.13(c)(iv)
Merger	1.1
Merger Consideration	2.1(a)
Merger Sub	Preamble
Nonqualified Deferred Compensation Plan	3.11(b)(x)
Notice Period	5.4(d)
Owned Real Property	3.17(a)
Parent 401(k) Plan	5.8(d)
Parent	Preamble
Parent Expenses	7.3(c)
Parent Fundamental Representations	6.2(a)(i)
Parent Material Adverse Effect	4.1(a)
Parent Plan	5.8(b)
Paying Agent	2.3(a)
Payment Fund	2.3(a)
Permits	3.10
Permitted Liens	8.3(v)
Person	8.3(w)
Personal Information	8.3(x)
Preferred Stock	3.2(a)
Privacy Commitments	8.3(y)
Privacy Laws	8.3(z)
Privacy Requirements	3.19(g)
Proxy Statement	3.7
Qualified Plan	3.11(b)(ii)
Real Property	3.17(a)
Relationship Laws	8.3(aa)
Release	3.13(c)(v)
Representative	8.3(bb)
RL Venture	8.3(cc)
Sarbanes-Oxley Act	3.5(a)
SEC	3.5(a)
Securities Act	3.5(a)
Shares	2.1(a)
Subsidiary	8.3(dd)
Superior Proposal	5.4(g)(iii)
Support Agreements	Recitals
Surviving Corporation	1.1
Takeover Laws	3.20
Tax Returns	3.14(o)(ii)
Taxes	3.14(o)(i)
Termination Date	7.1(b)(i)

INDEX OF DEFINED TERMS

(Continued)

Definition	Location
Termination Fee	7.3(b)
Washington Act	1.1
Willful and Material Breach	8.3(ee)

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 30, 2020, between Sonesta International Hotels Corporation, a Maryland corporation (“Parent”), Roar Merger Sub Inc., a Washington corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), and Red Lion Hotels Corporation, a Washington corporation (the “Company”).

RECITALS

WHEREAS, the Board of Directors of Parent, Merger Sub and the Company have each determined that an acquisition of the Company by Parent is in the best interests of their respective companies and shareholders and, accordingly, have each agreed to consummate the merger of Merger Sub with and into the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, certain shareholders of the Company are entering into support agreements with Parent (the “Support Agreements”), pursuant to which such shareholders have agreed, on the terms and subject to the conditions set forth therein, to, among other things, vote all of their Shares in favor of the adoption of this Agreement;

WHEREAS, concurrently with the execution and delivery of this Agreement, Parent has received from the party identified therein the Equity Commitment Letter committing, subject to (and only to) the terms and conditions expressly set forth therein, to provide the Equity Financing in the amounts and on the terms set forth therein; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger as specified herein;

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Washington Business Corporation Act of the State of Washington (the “Washington Act”), at the Effective Time, Merger Sub shall be merged with and into the Company (the “Merger”). Following the Merger, the separate corporate existence of

Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly-owned subsidiary of Parent.

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., New York time, on the third (3rd) Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), by the electronic exchange of signatures and documents and, to the extent physical exchange and delivery is required, at the offices of Gibson, Dunn & Crutcher LLP, 200 Park Avenue, New York, New York 10166, unless another date, time or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.3 Effective Time. Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file articles of merger and a short form plan of merger, in the form attached hereto as Exhibit A, executed in accordance with the relevant provisions of the Washington Act (collectively, the “Articles of Merger”) with the Secretary of State of the State of Washington and as soon as practicable after the Closing, on or after the Closing Date, shall make any and all other filings or recordings required under the Washington Act in connection with effecting the Merger. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State of the State of Washington, or at such other time as Parent and the Company may agree as set forth in the Articles of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the relevant provisions of the Washington Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5 Articles of Incorporation; Bylaws.

(a) At the Effective Time, the articles of incorporation of the Company shall be amended so that they read in their entirety as set forth in Exhibit B hereto, and, as so amended, shall be the articles of incorporation of the Surviving Corporation until thereafter amended in accordance with their terms and as provided by applicable Law.

(b) At the Effective Time, and without any further action on the part of the Company and Merger Sub, the bylaws of the Company shall be amended so that they are identical to the bylaws of Merger Sub, and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the articles of incorporation of the Surviving Corporation and as provided by applicable Law.

Section 1.6 Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified.

Section 1.7 Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified.

ARTICLE II

EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS;

EXCHANGE OF CERTIFICATES

Section 2.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any shares of capital stock of the Company, Parent or Merger Sub:

(a) Each share of common stock, par value $0.01 per share, of the Company (such shares, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than (i) Shares to be canceled in accordance with Section 2.1(b) and (ii) any Dissenting Shares) shall thereupon be converted automatically into and shall thereafter represent the right to receive $3.50 in cash, without interest, and subject to deduction for any required withholding Tax (the “Merger Consideration”). As of the Effective Time, all Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter only represent the right to receive the Merger Consideration to be issued or paid in accordance with Section 2.3, without interest.

(b) Each Share owned, directly or indirectly, by Parent, Merger Sub or any wholly-owned Subsidiary of the Company immediately prior to the Effective Time shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(d) If at any time during the period between the date of this Agreement and the Effective Time and in accordance with this Agreement, any change in the outstanding shares of capital stock of the Company, or securities convertible into or exchangeable into or exercisable for shares of such capital stock, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period, merger or other similar transaction, the Merger Consideration shall be equitably adjusted, without duplication, to reflect such change.

Section 2.2 Treatment of Company Equity Awards.

(a) At the Effective Time, each award of restricted stock units with respect to Shares granted under any Company Stock Plan which vest solely based on the satisfaction of time-based criteria (each, a “Company RSU”) that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be canceled without any action on the part of the Company or any holder thereof in consideration for the right to receive the Merger Consideration in respect of each Share subject to such Company RSU immediately prior to the Effective Time (the “Company RSU Merger Consideration”). Parent shall cause the Surviving Corporation to pay the Company RSU Merger Consideration to the holder of the applicable Company RSU at or reasonably promptly after the Effective Time (but in no event later than the later of (i) the next scheduled payroll payment date following the Effective Time and (ii) three Business Days following the Effective Time). Notwithstanding anything to the contrary contained in this Agreement, any payment in respect of any Company RSU which immediately prior to such cancellation was treated as “deferred compensation” subject to Section 409A of the Code shall be made on the earliest possible date that such payment would not trigger a tax or penalty under Section 409A of the Code.

(b) At the Effective Time, each award of restricted stock units with respect to Shares granted under a Company Stock Plan which vest in whole or in part based on the satisfaction of performance-based criteria (each, a “Company PSU”) that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be canceled without any action on the part of the Company or any holder thereof in consideration for the right to receive the Merger Consideration in respect of each Share subject to such Company PSU immediately prior to the Effective Time (the “Company PSU Merger Consideration”); provided, in the case of a Company PSU subject to unsatisfied performance conditions for a performance period that includes the date on which the Effective Time occurs, for purposes of calculating the payments provided for by this Section 2.2(b), the number of Shares subject to such Company PSU shall be determined as though such performance conditions were satisfied at the applicable target level of performance. Parent shall cause the Surviving Corporation to pay the Company PSU Merger Consideration to the holder of the applicable Company PSU at or reasonably promptly after the Effective Time (but in no event later than the later of (i) the next scheduled payroll payment date following the Effective Time and (ii) three Business Days following the Effective Time). Notwithstanding anything to the contrary contained in this Agreement, any payment in respect of any Company PSU which immediately prior to such cancellation was treated as “deferred compensation” subject to Section 409A of the Code shall be made on the earliest possible date that such payment would not trigger a tax or penalty under Section 409A of the Code.

(c) Prior to the Effective Time, the Company, the Company Board and the compensation committee of the Company Board shall adopt such resolutions and take such actions as may be required to effectuate the provisions of this Section 2.2.

Section 2.3 Exchange and Payment.

(a) Prior to the Effective Time, Parent shall designate a bank or trust company that is approved by the Company (which approval shall not be unreasonably withheld,

conditioned or delayed) to act as agent for the shareholders of the Company in connection with the Merger (the “Paying Agent”) to receive the Merger Consideration to which shareholders of the Company shall become entitled pursuant to this Article II. At or prior to the Effective Time, Parent shall deposit (or cause to be deposited) with the Paying Agent cash in an amount sufficient to pay the aggregate Merger Consideration in accordance with Section 2.1(a) (such cash being hereinafter referred to as the “Payment Fund”). The Payment Fund shall not be used for any purpose other than to fund payments due pursuant to Section 2.1(a), except as provided in this Agreement. The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, incurred by it in connection with the exchange of Shares for the Merger Consideration and other amounts contemplated by this Article II.

(b) Promptly after the Effective Time and in any event not later than the third Business Day following the Effective Time, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of an outstanding certificate or outstanding certificates (“Certificates”) that immediately prior to the Effective Time represented outstanding Shares that were converted into the right to receive the Merger Consideration with respect thereto pursuant to Section 2.1(a), (i) a letter of transmittal in customary form of the Paying Agent (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person shall pass, only upon proper delivery of the Certificates to the Paying Agent) and (ii) instructions for use in effecting the surrender of such Certificates in exchange for the Merger Consideration payable with respect thereto pursuant to Section 2.1(a). Upon surrender of a Certificate to the Paying Agent (or compliance with the replacement requirements established by the Paying Agent as contemplated by Section 2.3(i)), together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate (subject to deduction for any required withholding Tax), and the Certificate so surrendered shall forthwith be cancelled. Promptly after the Effective Time and in any event not later than the third (3rd) Business Day following the Effective Time, the Paying Agent shall issue and deliver to each holder of uncertificated Shares represented by book entry (“Book-Entry Shares”) a check or wire transfer for the amount of cash that such holder is entitled to receive pursuant to Section 2.1(a) in respect of such Book-Entry Shares, without such holder being required to deliver a Certificate or an executed letter of transmittal to the Paying Agent (but subject to receipt of an “agent’s message” or such other evidence that the Paying Agent may reasonably request), and such Book-Entry Shares shall then be canceled. No interest will be paid or accrued for the benefit of holders of Certificates or Book-Entry Shares on the Merger Consideration payable in respect of Certificates or Book-Entry Shares.

(c) If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry Share shall be properly transferred and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate or Book-Entry Share surrendered or shall have established to the satisfaction of Parent that any such Tax either has been paid or is not applicable.

(d) Until surrendered as contemplated by this Section 2.3, each Certificate or Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration payable in respect of Shares theretofore represented by such Certificate or Book-Entry Shares, as applicable, pursuant to Section 2.1(a), without any interest thereon.

(e) Prior to the Effective Time, Parent and the Company shall cooperate to establish procedures with the Paying Agent and the Depository Trust Company (“DTC”) to request that (i) if the Closing occurs at or prior to 11:30 a.m. (New York time) on the Closing Date, the Paying Agent will transmit to DTC or its nominees on the Closing Date an amount in cash in immediately available funds equal to the number of Shares held of record by DTC or such nominee immediately prior to the Effective Time multiplied by the Merger Consideration (such amount, the “DTC Payment”), and (ii) if the Closing occurs after 11:30 a.m. (New York time) on the Closing Date, the Paying Agent will transmit to DTC or its nominee on the first business day after the Closing Date an amount in cash in immediately available funds equal to the DTC Payment.

(f) All cash paid upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates or Book-Entry Shares. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares that were outstanding immediately prior to the Effective Time. No dividends or other distributions with respect to capital stock of the Surviving Corporation with a record date on or after the Closing Date shall be paid to the holder of any unsurrendered Certificates or Book-Entry Shares. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be canceled and exchanged as provided in this Article II, subject to applicable Law in the case of Dissenting Shares.

(g) The Paying Agent shall invest any cash included in the Payment Fund as directed by Parent, on a daily basis; provided, that any investment of such cash shall in all events be in short-term obligations of the United States of America with maturities of no more than 30 days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively. If for any reason (including investment losses) the cash in the Payment Fund is insufficient to fully satisfy all of the payment obligations to be made in cash by the Paying Agent hereunder (but subject to Section 2.4), Parent shall promptly deposit cash into the Payment Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations. Any interest and other income resulting from such investments shall be payable to Parent or the Surviving Corporation, as Parent so directs.

(h) At any time following the date that is twelve (12) months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to Parent or the Surviving Corporation, as Parent so directs, any funds (including any interest received with respect thereto) which have been made available to the Paying Agent and which have not been disbursed to holders of Certificates or Book-Entry Shares, and thereafter such holders shall be entitled to look to Parent and the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificate or Book-Entry Shares. Any amounts remaining unclaimed by holders of any such Certificates or Book-Entry Shares five (5) years after the Effective Time, or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Entity, will, to the fullest extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any such holders (and their successors, assigns or personal representatives) previously entitled thereto. None of Parent, the Surviving Corporation or the Paying Agent shall be liable to any holder of Shares for any amounts delivered to a public official pursuant to any abandoned property, escheat or similar Law.

(i) If any Certificate shall have been lost, stolen or destroyed, upon the holder’s compliance with the replacement requirements established by the Paying Agent, including, if necessary, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to this Agreement.

Section 2.4 Withholding Rights. Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Shares, Company RSUs, Company PSUs or otherwise pursuant to this Agreement such amounts as Parent, the Surviving Corporation or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax Law. To the extent that amounts are so deducted and withheld and paid over to the appropriate taxing authority by Parent, the Surviving Corporation or the Paying Agent, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 2.5 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands dissenters’ rights with respect to such Shares in the manner required under Chapter 23B.13 of the Washington Act (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder’s right to dissenters’ rights under the Washington Act (or such dissenters’ rights shall have expired). Dissenting Shares shall be treated in accordance with Chapter 23B.13 of the Washington Act. If any such holder fails to perfect or withdraws or loses any such dissenters’ rights (or any such dissenters’ rights shall have expired), each such Share of such holder shall thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such dissenters’ rights have been irrevocably lost, withdrawn or expired, the Merger Consideration in accordance with Section 2.1(a), without interest. The Company shall serve prompt notice to Parent of any demands, withdrawals, notices or other instruments (including copies thereof) received by the Company relating to dissenters’

rights with respect to any Shares, and Parent shall have the right to participate in and control all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or compromise or settle, any such demands, waive any holder’s failure to comply with the Washington Act or offer or agree to do any of the foregoing.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed or reflected in the Company SEC Documents filed after January 1, 2019, and publicly available prior to the date of this Agreement (but excluding any risk factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly predictive, cautionary or forward-looking in nature, in each case, other than any specific factual information contained therein); provided, however, that nothing disclosed in the Company SEC Documents shall be deemed to qualify or modify the Capitalization Representations or (b) as set forth in the disclosure letter delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any information in a particular section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such information is reasonably apparent on the face of such disclosure), the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Organization, Standing and Power.

(a) Each of the Company and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except, with respect to clauses (ii) and (iii), for any such failures to be so organized, existing and in good standing, to have such power and authority or to be so qualified or licensed or in good standing as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The Company has previously furnished or otherwise made available to Parent a true and complete copy of the Company’s articles of incorporation (the “Company Charter”) and bylaws (the “Company Bylaws”), in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. The Company is not in violation of any provision of the Company Charter or Company Bylaws in any material respect.

Section 3.2 Capital Stock.

(a) The authorized capital stock of the Company consists of (A) 50,000,000 Shares, and (B) 5,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred

Stock”). As of December 23, 2020, (i) 25,464,899 Shares were issued and outstanding, all of which are validly issued, fully paid and nonassessable and were issued free of preemptive rights, (ii) 15,603 Company PSUs (including those subject to the achievement of performance goals) were issued and outstanding under the Company Stock Plan, (iii) 234,313 Company RSUs were issued and outstanding under the Company Stock Plan and (iv) no shares of Preferred Stock were issued and outstanding.

(b) Section 3.2(b) of the Company Disclosure Letter sets forth a true and complete list of the holders of Company Equity Awards as of the date hereof, including, for each such holder of a Company Equity Award, the date of grant of such Company Equity Award, the maximum and target number of Shares subject to such Company Equity Award, the expiration date (if any) of such Company Equity Award and the vesting schedule of such Company Equity Award. All Shares issuable upon the vesting, conversion or settlement of the Company Equity Awards, as applicable, have been duly reserved for issuance by the Company, and upon any issuance of such Shares in accordance with the terms of the Company Stock Plan, will be duly authorized, validly issued, fully paid and non-assessable.

(c) Except as set forth in Section 3.2(a) and except for changes since December 23, 2020 resulting from the exercise of Company Equity Awards outstanding on such date, as of the date of this Agreement, (i) there are not outstanding or authorized any (A) shares of capital stock or other securities of the Company, (B) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or other securities of the Company or its Subsidiaries or (C) options or other rights to acquire from the Company or its Subsidiaries, or obligations of the Company or its Subsidiaries to issue, any capital stock or other securities, or securities convertible into or exchangeable for capital stock or other securities of the Company or its Subsidiaries, (ii) there are no outstanding obligations of the Company or its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock or other securities, or securities convertible into or exchangeable for capital stock or other securities, of the Company or its Subsidiaries, (iii) there are no performance units, interests or rights to the ownership or earnings of the Company or any of its Subsidiaries or other equity equivalent or equity based awards or rights and (iv) there are no other options, calls, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock or other securities of the Company or any of its Subsidiaries to which the Company or any of its Subsidiaries is a party. Each of the outstanding shares of capital stock or other equity interests of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and was not issued in violation of any preemptive rights and, except as set forth on Section 3.2(c) of the Company Disclosure Letter, all such shares or other equity interests are owned by the Company or another wholly-owned Subsidiary of the Company and are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations in voting rights, charges or other encumbrances (collectively, “Liens”) of any nature whatsoever (other than Permitted Liens), except for any Liens that, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(d) Section 3.2(d) of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company, including for each Subsidiary of the Company (i) its name, (ii) its jurisdiction of incorporation or organization, (iii) its form of organization and (iv) the authorized capital stock of each such Subsidiary that is a corporation.

(e) Except for the capital stock or voting interests in its Subsidiaries, the Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligations of, any Person.

Section 3.3 Authority.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the approval of this Agreement by the affirmative vote by the holders of at least two-thirds of the outstanding Shares (the “Company Shareholder Approval”), to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate actions or proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject, in the case of the consummation of the Merger, to obtaining the Company Shareholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity). The Board of Directors of the Company (the “Company Board”), at a meeting duly called and held on December 30, 2020, unanimously adopted, approved and declared advisable this Agreement and the transactions contemplated hereby and thereby and, subject to Section 5.4, resolved to recommend that the Company’s shareholders approve this Agreement and the transactions contemplated hereby and thereby (the “Company Board Recommendation”). The Company Shareholder Approval is the only vote or consent of the holders of any class or series of capital stock of the Company necessary to approve this Agreement, the Merger or the other transactions contemplated hereby and thereby.

Section 3.4 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, do not and will not (i) conflict with or violate the Company Charter or Company Bylaws or the equivalent organizational documents of any of the Company’s Subsidiaries, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (iv) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any law, statute, rule, regulation, order, injunction, judgment, ruling, writ, award or decree (collectively, “Law”) applicable to the Company or any of its Subsidiaries or by which any of their respective properties are bound or (iii) result in any breach or violation of, or constitute a default (or an event which with or without notice or the lapse of time or both would become a default), or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other instrument or obligation (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, breach, violation, default, loss, right or other occurrence that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any U.S. or foreign federal, state or local governmental or regulatory (including stock exchange) authority, agency, court, commission or other arbitral or governmental body (each, a “Governmental Entity”), except for (i) such filings as may be required under applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder, and under state securities, takeover and “blue sky” laws, (ii) such filings as necessary to comply with the applicable requirements of the New York Stock Exchange, (iii) the filing with the Secretary of State of the State of Washington of the Articles of Merger as required by the Washington Act and (iv) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.5 SEC Reports; Financial Statements.

(a) The Company has filed or otherwise transmitted all forms, reports, statements, certifications and other documents (including all exhibits, amendments and supplements thereto) required to be filed by it with the Securities and Exchange Commission (the “SEC”) since January 1, 2018 (all such forms, reports, statements, certificates and other documents filed since January 1, 2018, collectively, the “Company SEC Documents”). As of their respective dates, or, if amended, as of the date of the last such amendment, each of the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”) and the Exchange Act, and the applicable rules and regulations promulgated thereunder, as the case may be, each as in effect on the date so filed. As of their respective filing dates (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such amendment or superseding filing), none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters from the SEC or its staff with respect to any of the Company SEC Documents. To the knowledge of the Company, none of the Company SEC Documents is the subject of ongoing SEC review, outstanding SEC comment or outstanding SEC investigation. None of the Company’s Subsidiaries is required to file any forms, reports, registration statements or other documents with the SEC.

(b) As of the date hereof, the Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

(c) The audited consolidated financial statements of the Company (including any related notes thereto) included in the Company’s Annual Report on Form 10-K for the fiscal years ended December 31, 2018, and December 31, 2019, filed with the SEC have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the results of their operations and cash flows for the periods indicated. The unaudited consolidated financial statements of the Company (including any related notes thereto) included in the Company’s Quarterly Reports on Form 10-Q filed with the SEC since January 1, 2018, have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or may be permitted by the SEC under the Exchange Act) and fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and the results of their operations and cash flows for the periods indicated (subject to normal period-end adjustments, none of which, individually or in the aggregate, would be material to the Company and its Subsidiaries, taken as a whole).

(d) The Company maintains disclosure controls and procedures (as defined in Rule 13a-15(e) under the Exchange Act) designed to ensure that material information relating to the Company, including its Subsidiaries, is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC under the Exchange Act. The Company maintains internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act) designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

(e) There has been no change in the Company’s internal control over financial reporting that has occurred since January 1, 2019, that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(f) The Company has disclosed, based on the most recent evaluation of its Principal Executive Officer and its Chief Financial Officer prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a role in the Company’s internal control over financial reporting. The Company has made available prior to the date of this Agreement to Parent either materials relating to or a summary of any disclosure of matters described in clauses (i) or (ii) of the preceding sentence made by management of the Company to its auditors or audit committee on or after January 1, 2018. Since January 1, 2018, no complaints from any source regarding a material violation of accounting procedures, internal accounting controls or auditing matters, including from employees of the Company or its Subsidiaries, regarding questionable accounting, auditing or legal compliance matters have, to the knowledge of the Company, been received by the Company.

Section 3.6 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet (or the notes thereto) of the Company, except for liabilities and obligations (a) reflected or reserved against in the Company’s consolidated balance sheet as of September 30, 2020, and the notes thereto set forth in the Company’s quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2020, filed with the SEC, (b) incurred in the ordinary course of business since September 30, 2020, (c) which have been discharged or paid in full prior to the date of this Agreement, (d) incurred pursuant to the transactions contemplated by this Agreement or (e) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.7 Certain Information. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the proxy statement to be sent to shareholders of the Company in connection with the Company Shareholders Meeting (such proxy statement, as amended or supplemented, the “Proxy Statement”) will, at the date it is first mailed to the shareholders of the Company and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub or any of their respective Representatives for inclusion or incorporation by reference in the Proxy Statement.

Section 3.8 Absence of Certain Changes or Events. Since September 30, 2020 through the date of this Agreement, (a) except in connection with any actions taken or not taken, or any plans, procedures and practices adopted (and compliance therewith), in respect of or relating to the COVID-19 pandemic, risks associated therewith and/or compliance with any changes in Law or guidance from Governmental Entities with respect thereto the businesses of the Company and its Subsidiaries have been conducted, in all material respects, in the ordinary course of business, (b) there has not been any action taken by the Company or any of its Subsidiaries that, if taken by the Company or any of its Subsidiaries during the period from the date of this Agreement through the Effective Time without Parent’s prior written consent, would constitute a violation of Sections 5.1(b)(i), 5.1(b)(iii), 5.1(b)(vi), 5.1(b)(viii), 5.1(b)(x), 5.1(b)(xiii), 5.1(b)(xv), 5.1(b)(xvi) or 5.1(b)(xxi) and (c) there has not been any event, change, occurrence or effect that, individually or in the aggregate, has had a Material Adverse Effect.

Section 3.9 Litigation.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, there is no suit, claim, action, proceeding, arbitration, mediation, investigation, hearing, inquiry, audit, examination or litigation (each, an

“Action”) pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their respective properties by or before any Governmental Entity.

(b) Section 3.9(b) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of (i) all settlement agreements relating to any Action or threatened Action pursuant to which the Company or any of its Subsidiaries has any outstanding obligations and (ii) any judgments, orders, injunctions, rulings, writs, awards or decrees of any Governmental Entity in an Action in which the Company or any of its Subsidiaries was a party, which has a material effect on the conduct of the business of the Company or any of its Subsidiaries as currently conducted.

Section 3.10 Compliance with Laws. Except with respect to ERISA, Environmental Matters, Taxes and Franchise Matters (which are the subject of Sections 3.11, 3.13, 3.14 and 3.18, respectively), the Company and each of its Subsidiaries are, and since January 1, 2018, have been, in compliance with all Laws applicable to them or by which any of their respective properties are bound, except where any non-compliance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except with respect to Environmental Permits (which are the subject of Section 3.13), the Company and its Subsidiaries have in effect all permits, licenses, exemptions, authorizations, franchises, registrations, consents and approvals of all Governmental Entities (collectively, “Permits”) necessary for them to own, lease or operate their properties and to carry on their businesses as now conducted, except for any Permits the absence of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. All Permits are in full force and effect and are not subject to any pending or, to the knowledge of the Company, threatened administrative or judicial proceeding to revoke, cancel, suspend or declare such Permit invalid in any material respect, except where the failure to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 3.11 Benefit Plans.

(a) The Company has provided to Parent a true and complete list of each material “employee benefit plan” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), “multiemployer plans” (within the meaning of Section 3(37) of ERISA), and all material stock purchase, stock option, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation and all other employee benefit plans, agreements, programs or policies, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, written, legally binding or not, under which any employee or former employee of the Company or its Subsidiaries has any present or future right to benefits or the Company or its Subsidiaries has any present or future liability. All such plans, agreements, programs and policies shall be collectively referred to as the “Company Plans.” With respect to each Company Plan, the Company has furnished or made available to Parent a current, accurate and complete copy thereof and, to the extent applicable: (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter, advisory or opinion of the Internal Revenue Service (the “IRS”), if applicable, (iii) any summary plan description, summary of material modifications or other equivalent written communications by the Company or its

Subsidiaries to their employees concerning the extent of the benefits provided under a Company Plan, (iv) if applicable, for the two most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements and (C) actuarial valuation reports, (v) the plan document together with all amendments thereto and restatements thereof (including complete copies of any plans that may have been merged into any Company Plan) and (vi) any service contracts relating to Company Plans.

(b) With respect to the Company Plans, except to the extent that the inaccuracy of any of the representations set forth in this Section 3.11 would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(i) each Company Plan has been established and administered in accordance with its terms and in compliance with the applicable provisions of ERISA and the Code, and no prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code, or non-exempt accumulated funding deficiency, as defined in Section 302 of ERISA and 412 of the Code, has occurred with respect to any Company Plan, and all contributions required to be made under the terms of any Company Plan have been timely made, and all required returns (including information returns) have been prepared in accordance with all applicable Laws and have been timely filed in accordance with applicable Laws with respect to each Company Plan;

(ii) each Company Plan intended to be qualified under Section 401(a) of the Code (a “Qualified Plan”) has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified (or the deadline for obtaining such a letter has not expired as of the date of this Agreement) and nothing has occurred since the date of such letter that would reasonably be expected to cause the loss of such qualified status of such Company Plan;

(iii) there is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or any other Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of the Company, threatened, relating to the Company Plans, any fiduciaries thereof with respect to their duties to the Company Plans or the assets of any of the trusts under any of the Company Plans (other than routine claims for benefits) nor are there facts or circumstances that exist that would reasonably be expected to give rise to any such Actions;

(iv) no Company Plan is subject to Title IV of ERISA or subject to Section 412 of the Code, and neither the Company nor any of its Subsidiaries has any liability for any “employee pension benefit plan” (as defined in Section 3(2) of ERISA) previously maintained by the Company or any of its Subsidiaries or that is maintained or previously was maintained by an ERISA Affiliate of the Company or any of its Subsidiaries and that is or was subject to Title IV of ERISA or Section 412 of the Code;

(v) no Company Plan is a “multiemployer plan” (within the meaning of Section 3(37) of ERISA), and neither the Company nor any of its Subsidiaries has any liability with respect to any such “multiemployer plan” to which the Company or any such Subsidiary previously had an obligation to contribute or to which any ERISA Affiliate of the Company or any of its Subsidiaries has or previously had an obligation to contribute;

(vi) except as set forth in Section 3.11(b)(vi) of the Company Disclosure Letter, the Company and its Subsidiaries do not maintain any Company Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) that provides post-employment health care coverage or benefits other than coverage required by Section 601 of ERISA and Section 4980B of the Code, and each such plan has been administered and operated in all respects in compliance with the applicable requirements of Section 601 of ERISA and Section 4980B of the Code, and the Company and its Subsidiaries are not subject to any material liability, including additional contributions, fines, penalties or loss of tax deduction as a result of such administration and operation;

(vii) except as set forth in Section 3.11(b)(vii) of the Company Disclosure Letter, none of the Company Plans provides for payment of a benefit, the increase of a benefit amount, the payment of a contingent benefit or the acceleration of the payment, vesting or funding of a benefit determined or occasioned, in whole or in part, by reason of the execution of this Agreement or the consummation of the transactions contemplated hereby, either alone or in conjunction with another event;

(viii) except as set forth in Section 3.11(b)(viii) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is obligated to make any payment or provide any benefit that would reasonably be expected not to be deductible under Section 280G of the Code (or any corresponding provision of state or local Tax Law);

(ix) neither the Company nor any of its Subsidiaries has any obligation to indemnify any Person for liability for the Tax provided under Section 4999 of the Code;

(x) each Company Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (a “Nonqualified Deferred Compensation Plan”) and subject to Section 409A of the Code has been operated in compliance with Section 409A of the Code since January 1, 2005, based upon a good faith, reasonable interpretation of (A) Section 409A of the Code and regulations thereunder and (B) IRS Notice 2005-1 or any other applicable IRS guidance, in each case as modified by IRS Notice 2007-86 (clauses (A) and (B), together, the “409A Authorities”);

(xi) no Company Plan that would be a Nonqualified Deferred Compensation Plan subject to Section 409A of the Code but for the effective date provisions that are applicable to Section 409A of the Code, as set forth in Section 885(d) of the American Jobs Creation Act of 2004, as amended (the “AJCA”), has been “materially modified” within the meaning of Section 885(d)(2)(B) of the AJCA after October 3, 2004, based upon a good faith reasonable interpretation of the AJCA and the 409A Authorities and has not been operated in compliance with the 409A Authorities; and

(xii) neither the Company nor any of its Subsidiaries has any obligation to indemnify any Person for any liability for Tax, penalties or interest arising on account of a failure of a Nonqualified Deferred Compensation Plan to comply with Section 409A of the Code.

Section 3.12 Labor Matters. Except as set forth in Section 3.12 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to, bound by or negotiating with respect to any collective bargaining agreement or other Contract with any labor union, works council or labor organization. There is no labor dispute, strike, work stoppage or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any of its Subsidiaries, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, there are no labor organizational or decertification activities underway or threatened by, on behalf of, or against any labor organization, works council or labor organization with respect to employees of the Company or any of its Subsidiaries, and no such activities have occurred within the past two (2) years.

Section 3.13 Environmental Matters.

(a) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and except as set forth in any environmental assessments made available to Parent and Merger Sub prior to the date of this Agreement: (i) the Company and each of its Subsidiaries are, and since January 1, 2018, have been, in compliance with all applicable Environmental Laws; (ii) the Company and each of its Subsidiaries have obtained and are, and since January 1, 2018, have been, in compliance with all applicable Environmental Permits required under such Environmental Laws and necessary to own, lease or use the Real Property and assets of the Company and its Subsidiaries and to operate as they presently operate; (iii) there has been no Release of any Materials of Environmental Concern at any property owned, leased or operated by the Company or any of its Subsidiaries, except under circumstances that are not reasonably likely to result in a liability of the Company or any of its Subsidiaries under any applicable Environmental Laws; (iv) no real property currently owned, leased or operated by the Company or any of its Subsidiaries is listed on the National Priorities List under CERCLA; (v) neither the Company nor any of its Subsidiaries has received since January 1, 2018, any written request for information pursuant to Section 104(e) of CERCLA or similar state statute, concerning any Release or threatened Release of Materials of Environmental Concern at any location except, with respect to any such request for information concerning any such Release or threatened Release, to the extent such matter has been finally resolved with the appropriate Governmental Entity or otherwise; and (vi) neither the Company nor any of its Subsidiaries has received since January 1, 2018, any written notice, claim or complaint, or is presently subject to any proceeding, relating to noncompliance with Environmental Laws or any other liabilities pursuant to Environmental Laws, and to the knowledge of the Company, no such matter has been threatened in writing. The Company has furnished to Parent all material environmental audits, assessments or reports prepared since January 1, 2018, primarily related to environmental, health or safety liabilities in each case relating to their current properties, facilities or operations which are in its or its Subsidiaries’ possession or control.

(b) Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in this Section 3.13 are the only representations and warranties in this Agreement with respect to Environmental Laws or Materials of Environmental Concern.

(c) For purposes of this Agreement, the following terms shall have the meanings assigned below:

(i) “CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. §§ 9601 et seq.

(ii) “Environmental Laws” means all foreign, federal, state or local statutes, regulations, ordinances, codes, decrees, common law or contractual obligations relating to pollution or protection of the environment (including ambient air, indoor air, soil, surface water, groundwater or worker health and safety), now or hereafter in effect, including any Law regulating, relating to or imposing liability or standards of conduct concerning any Materials of Environmental Concern.

(iii) “Environmental Permits” means all permits, licenses, exemptions, authorizations, franchises, certifications, registrations, consents, concessions, variances, orders and approvals required under applicable Environmental Laws.

(iv) “Materials of Environmental Concern” means any petroleum, per- and polyfluorinated alkyl substances, and any material, substance or waste classified, defined, regulated or otherwise characterized as hazardous, acutely hazardous, toxic, radioactive, or as a pollutant or contaminant or words of similar meaning under applicable Environmental Laws, including CERCLA or the federal Resource Conservation and Recovery Act.

(v) “Release” means any release, spill, leak, emission, deposit, pumping, pouring, emptying, discharging, injecting, escaping, leaching, disposing, dumping, dispersion or migration of any Materials of Environmental Concern into, under, above, onto or from the environment.

Section 3.14 Taxes. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a) all Tax Returns required by applicable Law to be filed by or on behalf of the Company or any of its Subsidiaries have been timely filed in accordance with all applicable Laws (after giving effect to any extensions of time in which to make such filings), and all such Tax Returns were, at the time of filing, true and complete in all respects;

(b) all Taxes due and payable by the Company or any of its Subsidiaries (whether or not shown on any Tax Returns described in Section 3.14(a)) have been duly and timely paid in full and the most recent financial statements contained in the Company SEC Documents reflect an adequate reserve, in accordance with GAAP, for all Taxes payable by the Company and its Subsidiaries accrued through the date of such financial statements;

(c) neither the Company nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to the assessment or collection of any Tax;

(d) neither the Company nor any of its Subsidiaries will be required to include any item of income or gain in, or exclude any item of deduction, loss or other Tax benefit from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date, as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) closing agreement as described in Section 7121 of the Code (or any similar provision of state, local or non-United States Law) entered into prior to the Closing Date, (iii) intercompany transaction, installment sale or open transaction made on or prior to the Closing Date, (iv) prepaid amount received in a taxable period ending on or prior to the Closing Date or (v) election under Section 965(h) of the Code;

(e) the Company and each of its Subsidiaries has timely withheld and paid all Taxes required to have been withheld and paid in connection with any payment to an employee, independent contractor, creditor, stockholder, or other third party;

(f) no Liens for Taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for statutory Liens for Taxes not yet delinquent;

(g) as of the date of this Agreement, there are no proceedings now pending or, to the knowledge of the Company, threatened in writing against or with respect to the Company or any of its Subsidiaries with respect to Taxes;

(h) no closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Law) has been entered into by or with respect to the Company or any of its Subsidiaries, no audits, investigations, proceedings, actions or other examinations with respect to Taxes of the Company or any of its Subsidiaries are presently in progress or have been asserted or proposed in writing and no deficiency for Taxes has been assessed or asserted in writing by any Governmental Entity against the Company or any of its Subsidiaries, except for deficiencies which have been settled, withdrawn or satisfied by payment;

(i) no Governmental Entity has made a claim (that remains outstanding) that the Company or any of its Subsidiaries is or may be subject to taxation in a jurisdiction where it does not currently file Tax Returns;

(j) neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation, sharing or indemnification agreement or has any liability for the Taxes of any Person (other than Taxes of the Company or its Subsidiaries) (A) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law) (other than liabilities of members of the affiliated group of which the Company is or was the common parent), (B) as a transferee or successor, (C) by Contract or (D) otherwise, in each case, other than pursuant to commercial agreements or arrangements that are not primarily related to Taxes;

(k) neither the Company nor any of its Subsidiaries has participated in, or is currently participating in, a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) (or a similar provision of state, local or non-U.S. Tax Law);

(l) within the past three years, neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution intended to qualify for tax-free treatment under Section 355 of the Code (or a similar provision of state, local or non-U.S. Tax Law);

(m) neither the Company nor any of its Subsidiaries has availed itself of any government grants, Tax holidays, loans, or other Tax benefits or relief related to COVID-19, including a loan under the Paycheck Protection Program or relief pursuant to Sections 2301 or 2302 of the CARES Act or any similar applicable federal, state or local Law; and

(n) there are no requests for rulings or determinations in respect of any Tax or Tax asset pending between the Company or any of its Subsidiaries and any Governmental Entity.

(o) as used in this Agreement:

(i) “Taxes” means federal, state, provincial, local or foreign taxes of whatever kind or nature imposed by a Governmental Entity, including income, gross receipts, franchise, sales, use, ad valorem, property, payroll, withholding, excise, severance, transfer, employment, estimated, alternative or add-on minimum, value added, stamp, occupation, premium, environmental or windfall profits taxes, and any other taxes, charges, fees, levies, imposts, customs, duties, licenses or other assessments, together with all interest, penalties and additions imposed with respect to such amounts (including penalties for failure to file or late filing of any Tax Return, report or other filing imposed by the applicable Governmental Entity).

(ii) “Tax Returns” means all domestic or foreign (whether national, federal, state, provincial, local or otherwise) returns, declarations, statements, reports, claims for refunds, schedules, forms and information returns relating to Taxes, including any amended tax return and any attachment thereto.

(p) Notwithstanding any other representations and warranties in this Agreement, the representations and warranties in Section 3.11 and this Section 3.14 are the only representations and warranties in this Agreement with respect to Taxes.

Section 3.15 Contracts.

(a) Section 3.15(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date hereof, of each of the following Contracts, excluding any Company Plans, to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their assets or businesses are bound (and any amendments, supplements and modifications thereto):

(i) any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);

(ii) any Contract for the employment of any employee of the Company or any of its Subsidiaries which is not terminable on ninety (90) days’ notice or less without liability for any penalty or severance payment;

(iii) any Contract for the provision of services to the Company or any of its Subsidiaries with a consultant or independent contractor that provides for annual payments in excess of $125,000 or which is not terminable on ninety (90) days’ notice or less without liability for any penalty or other payment;

(iv) any collective bargaining agreement or other Contract with a labor union, works council or labor organization;

(v) any Contract that limits the ability of the Company or its Subsidiaries to compete or provide services or offer Franchises in any line of business or with any Person or in any geographic area or market segment or to engage in any type of business (including any license, collaboration, area franchise, master franchise, area development, agency or distribution agreements), or that provides for exclusivity in connection with any of the foregoing, excluding any Franchise Agreements that provide Franchisees territorial protections in connection with the right to develop or operate a single-unit Franchise;

(vi) any Contract that is required to be disclosed pursuant to Item 404 of Regulation S-K of the Exchange Act;

(vii) any Contract or series of related Contracts relating to Indebtedness for borrowed money with a principal amount in excess of $70,000;

(viii) any Contract relating to any material swap, forward, futures, warrant, option or other derivative transaction, or interest rate or foreign currency protection;

(ix) any Contract that is material to the Company and its Subsidiaries, taken as a whole, (A) granting a third party any license, covenant not-to-assert or other right with respect to Intellectual Property, other than Franchise Agreements or other non-exclusive licenses granted to customers, or (B) pursuant to which the Company or any of its Subsidiaries has been granted any license, covenant-not-to-assert or other right with respect to Intellectual Property (except for off-the-shelf licenses of commercially available software), and in each case of (A) and (B), other than licenses in which the grants of rights to use Intellectual Property are incidental, and not material, to performance under the Contract;

(x) any Contract reasonably expected to result in payments in excess of $10,000 in any twelve (12) month period after the Closing Date that provides for any material “most favored nation” provision or equivalent material preferential pricing terms or similar obligations;

(xi) any Franchise Agreement (A) pursuant to which monthly franchise, royalty, membership or similar fees billed are, or since January 1, 2019, have been, $10,000 or more or (B) with any Franchisee having five (5) or more franchised locations;

(xii) any Contract with a Franchisee pursuant to which such Franchisee has a commitment to develop three (3) or more Franchises and has not satisfied the entirety of such commitment;

(xiii) any Contract regarding the acquisition, development, operation, management, marketing or sale of hotel or similar properties owned or operated by the Company or any of its Subsidiaries that involves payments to or by the Company or any of its Subsidiaries in excess of $70,000 in any twelve (12) month period after the Closing Date which is not terminable on ninety (90) days’ notice or less without liability for any penalty or payment;

(xiv) any Contract primarily related to the Company’s or any of its Subsidiaries’ central reservation system (or similar) software;

(xv) any Contract under which the Company or any of its Subsidiaries provides property or hotel management services for any property or hotel in which the Company does not, directly or indirectly, own 100% of the equity interests in such property or hotel;

(xvi) any Contract under which the Company or any of its Subsidiaries has continuing obligations involving the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests (other than acquisitions or dispositions of assets in the ordinary course of business);

(xvii) any Contract that contains any “earn-out” provisions or other contingent payment obligations that would reasonably be expected to result in payment obligations by the Company or any of its Subsidiaries after the date of this Agreement;

(xviii) any Contract that grants any right of first refusal or right of first offer or similar right with respect to, or that limits or purports to limit, the ability of the Company or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses;

(xix) any Contract that obligates the Company or any of its Subsidiaries to make any capital commitment, loan or capital expenditure in an amount in excess of $500,000, which is not terminable on ninety (90) days’ notice or less without liability for any penalty;

(xx) any Contract with any Governmental Entity (other than (x) any Contract providing for hotel room sales entered into in the ordinary course of business and (y) Permits); and

(xxi) any Contract for any joint venture, partnership, strategic alliance, collaboration, co-promotion, co-marketing or similar arrangement, or any Contract involving a sharing of the Company’s, its Subsidiaries’ or any other Person’s revenues, profits, losses, costs or liabilities, in each case, other than Franchise Agreements.

(b) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) all Contracts set forth or required to be set forth in Section 3.15(a) of the Company Disclosure Letter (the “Material Contracts”) are valid, binding and in full force and effect and are enforceable by the Company or its applicable Subsidiary in accordance with their terms, except as limited by Laws affecting the enforcement of creditors’ rights generally or by general equitable principles, (ii) the Company, or its applicable Subsidiary, has performed all obligations required to be performed by it under the Material Contracts, and it is not (with or without notice or the lapse of time or both) in breach or default thereunder and, to the knowledge of the Company, no other party to any Material Contract is (with or without notice or the lapse of time or both) in breach or default thereunder, (iii) since January 1, 2018, neither the Company nor any of its Subsidiaries has received written notice of any actual or alleged violation of any term or requirement of any Material Contract and (iv) neither the Company nor any of its Subsidiaries has received any written notice of the intention of any party to cancel or terminate any Material Contract.

Section 3.16 Insurance. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) all material insurance policies of the Company and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as is sufficient to comply with applicable Law and (b) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action, and no event has occurred that, with or without notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of, any of such insurance policies.

Section 3.17 Properties.

(a) Section 3.17(a) of the Company Disclosure Letter contains a true and complete list of each parcel of real property owned by the Company or any of its Subsidiaries (collectively, the “Owned Real Property”). Each of the Company or a Subsidiary of the Company has good, valid and marketable title to the Owned Real Property, and valid leasehold title to all of its leased property (the “Leased Real Property” and, together with the Owned Real Property, collectively, the “Real Property”), in each case, free and clear of all Liens (other than Permitted Liens), except as would not, individually or in the aggregate, be material to the Company or its Subsidiaries, taken as a whole.

(b) With respect to each Real Property, in each case, except as would not, individually or in the aggregate, have a Material Adverse Effect:

(i) neither the Company nor any Subsidiary of the Company has leased or licensed or otherwise granted or permitted use or occupancy of any portion of the Owned Real Property to any Person (and, to the Company’s knowledge, no Person (other than the Company or its applicable Subsidiary) is entitled to possess any portion of the Owned Real Property other than pursuant to any instruments recorded against the Owned Real Property in the applicable land records) or has subleased or licensed or otherwise granted or permitted use or occupancy of any portion of the Leased Real Property to any Person (and, to the Company’s knowledge, no Person (other than the Company or its applicable Subsidiary) is entitled to possess any portion of the Leased Real Property other than pursuant to any instruments recorded against the Leased Real Property in the applicable land records);

(ii) neither the Company nor any Subsidiary of the Company is obligated under or a party to, any option, right of first refusal, right of first offer or other contractual obligation to purchase, acquire, sell or dispose of any Real Property;

(iii) neither the Company nor any Subsidiary of the Company has received any written notice of any, and there are no Actions pending or, to the knowledge of the Company, threatened, which would reasonably be expected to adversely affect any portion of the Real Property or its present or intended use; and

(iv) neither the Company nor any Subsidiary of the Company has received any written notice of, and there are no pending or, to the knowledge of the Company, threatened condemnation Actions (or other similar Actions in the nature of eminent domain).

(c) Section 3.17(c) of the Company Disclosure Letter contains a true and complete list of each parcel of Leased Real Property, together with a list of all written lease, sublease, ground lease, license, use agreement and other agreement establishing the rights and interests of the Company and any of its Subsidiaries (collectively, together with all modifications, amendments, supplements, replacements, restatements, waivers, side letters, and guaranties thereto or thereof, the “Leases”). The Company has made available to Parent copies of all Leases, which copies are true and correct in all material respects, and the Leases set forth in Section 3.17(c) of the Company Disclosure Letter constitute the entire agreement between the Company and its Subsidiaries (as applicable), on the one hand, and the applicable counterparty, on the other hand, with respect to all Real Property. With respect to each Leased Real Property:

(i) the Company and each Subsidiary of the Company has complied with the terms of all Leases to which it is a party, and all Leases are in full force and effect, except for any such noncompliance or failure to be in full force and effect that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; and

(ii) the Company and each Subsidiary of the Company enjoys peaceful and undisturbed possession under all Leases, except for any such failure to do so that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(d) Each of the Company or a Subsidiary of the Company, as applicable, owns good and marketable title to, or a valid leasehold interest in, all of its tangible personal property necessary to conduct their respective businesses as currently conducted, free and clear of all Liens (other than Permitted Liens), assuming the timely discharge of all obligations owing under or related to the tangible personal property, in each case, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

(e) With respect to the all real property owned by a joint venture to which the Company or any of its Subsidiaries is a party (collectively, the “Joint Venture Property”), (i) the Company and each Subsidiary of the Company has complied with the terms of the organizational documents of the applicable joint venture and all such organizational documents are in full force and effect (subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity)), (ii) there are no outstanding, pending or anticipated capital calls, capital contributions or other monetary obligations thereunder or with respect thereto and (iii) there are no defaults thereunder, in each case, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company. The Company has made available to Parent true and complete copies of all organizational documents of each joint venture that holds any Joint Venture Property.

(f) (i) Neither RLS Atla Venture LLC, a Delaware limited liability company, nor RLS DC Venture LLC, a Delaware limited liability company (together, the “Former Joint Ventures”), has any material assets, liabilities or obligations, (ii) neither the Company nor any of its Subsidiaries has any liabilities or material obligations with respect to the Former Joint

Ventures and (iii) none of the Company, any of its Subsidiaries or the Former Joint Ventures has any material liabilities or obligations with respect to the sales of hotels previously owned by the Former Joint Ventures.

Section 3.18 Franchise Matters.

(a) Since January 1, 2018, neither the Company nor any of its Subsidiaries has (directly or indirectly) offered or sold any Franchise anywhere in the world, other than in connection with Franchise Agreements for Franchises offered and sold in the United States and Canada.

(b) To the knowledge of the Company, all marketing or promotion fund contributions (including Monthly Program Fees, as defined by the FDDs) paid by any Franchisee since January 1, 2018, have been administered and spent in accordance in all material respects with applicable Franchise Laws, the applicable Franchise Agreements, the descriptions set forth in the relevant FDDs and any other Contract to which the Company or any of its Subsidiaries is a party. The Company or its Subsidiaries have disclosed in the relevant FDDs all material payments they have received from suppliers, manufacturers and vendors resulting from Franchisee purchases.

(c) With respect to all terminations, non-renewals and transfers of Franchises and the Company’s and any of its Subsidiaries’ enforcement of its rights under and performance of its obligations under Franchise Agreements, since January 1, 2018, the Company and its Subsidiaries have complied with all applicable Relationship Laws and the requirements of the applicable Franchise Agreements, except in each case as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d) Since January 1, 2019, neither the Company nor any of its Subsidiaries has received any written notice from any Franchisee or Governmental Entity alleging that the Company or any of its Subsidiaries is a joint or co-employer of, or has any liability whatsoever as a joint or co-employer with respect to any employees of, any Franchisee and no Governmental Entity has notified in the Company in writing or, to the knowledge of the Company, determined that the Company or any of its Subsidiaries is a joint employer or co-employer with respect to any employees of any Franchisee.

(e) Except as set forth on Section 3.18(e) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has used any independent sales agent, sales broker or referral source to assist with the sale of Franchises since January 1, 2018.

(f) All advertising and marketing materials used by the Company or any of its Subsidiaries or otherwise used in connection with the offering or sale of Franchises since January 1, 2018, have not contained any material misrepresentations or untrue statements and have complied in all material respects with all Franchise Laws.

(g) Section 3.18(g) of the Company Disclosure Letter sets forth a true and complete list of all franchisee associations, councils, cooperatives and advisory organizations (regardless of whether formally or informally established or sponsored by the Company or any of its Subsidiaries or, to the knowledge of the Company, any group of Franchisees) which serves as a representative of any group of three (3) or more Franchisees (“Franchisee Groups”). The Company has provided Parent with all bylaws and other organizational documents that it or its Subsidiaries have in their possession with respect to such Franchisee Groups. All Franchisee Groups are purely advisory in nature and have no authority to exercise any control with respect to the Company or its Subsidiaries.

(h) Each Franchise Agreement (i) is valid and binding on the Company’s applicable Subsidiaries, Red Lion Hotels Canada Franchising, Inc. and Red Lion Hotels Franchising, Inc. (each, a “Franchisor”), and, to the knowledge of the Company, each other party thereto (other than with respect to Franchise Agreements that have expired in accordance with their terms) and (ii) is in full force and effect, except in each case (y) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (z) subject to the effect of any applicable bankruptcy, insolvency (including all Laws relating to fraudulent transfers), reorganization, moratorium or similar Laws affecting creditors’ rights generally and subject to the effect of general principles of equity (regardless of whether considered in a proceeding at law or in equity). Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, each Franchisor, since January 1, 2018, has performed and is performing in all material respects all obligations required to be performed by it under the Franchise Agreements and is not currently in material breach or default thereunder, and, to the knowledge of the Company, since January 1, 2018, except as set forth on Section 3.18(h)(i) of the Company Disclosure Letter, no other party, including any Franchisee is in material breach or default thereunder. To the knowledge of Company, since January 1, 2018, except as set forth on Section 3.18(h)(ii) of the Company Disclosure Letter, no event has occurred that with or without notice or the lapse of time or both would constitute a breach or default under any Franchise Agreement by a Franchisor or any other party thereto, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Section 3.18(h)(iii) of the Company Disclosure Letter sets forth a true and complete list of all Franchise Agreements under which the Franchisee has notified the Company or its Subsidiaries in writing of its intention to terminate or not renew. To the knowledge of the Company, no event has occurred (with or without notice or the lapse of time or both) that would give any rights of termination, rescission, material amendment or cancellation of any Franchise Agreement to any Franchisee. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company nor its Subsidiaries have received any fees or payments pursuant to any Franchise Agreement that are, or will be after the consummation of the transactions contemplated hereby, subject to any obligation thereunder for a refund, repayment, or offset other than refundable initial fees (deposits) related to franchised locations that have not opened under any of the Company’s brands pursuant to the terms of the Franchise Agreements.

(i) Section 3.18(i) of the Company Disclosure Letter sets forth a true and complete list of all FDDs that the Company or any of its Subsidiaries has used to offer or sell Franchises since January 1, 2018. The Company has provided to Parent true and correct copies of each such FDD. All FDDs that the Company or any of its Subsidiaries has used to offer and sell Franchises have contained the information required by applicable Franchise Laws and have otherwise been prepared and delivered to prospective Franchisees in compliance with applicable Franchise Laws, except in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Since January 1, 2018, the Company and its

Subsidiaries have not, in any such FDD or in any registration, application or filing with any Governmental Entity, made any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(j) Section 3.18(j) of the Company Disclosure Letter identifies by jurisdiction and effective date all registrations that are effective as of the date of this Agreement under Franchise Laws that are applicable to the Company and its Subsidiaries. Since January 1, 2018, no Franchisor has offered a Franchise or sold a Franchise in any jurisdiction in which such offer and sale was not duly registered or exempt from registration and otherwise in compliance with Franchise Laws at the time the offer was made and the sale occurred, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Since January 1, 2018, each Franchisor has otherwise materially complied with all Franchise Laws and Relationship Laws except where the failure to do so would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Prior to the execution of any Franchise Agreement, the Company or its Subsidiaries have received a signed FDD receipt from each Franchisee to the extent required under any applicable Franchise Law.

(k) No Franchisor is subject to any currently effective order, injunction, or similar mandate with respect to the offer or sale of the Franchise Agreements in any jurisdiction. There are no proceedings pending or, to the knowledge of the Company, threatened against any Franchisor alleging failure to comply with any Franchise Laws or Relationship Laws.

(l) Certain of the Franchise Agreements grant protected radiuses to Franchisees; except for those grants and except for rights to renew granted to Franchisees in the ordinary course of business, no Franchisor has granted any Franchisee any protected territory, exclusive territory or option, right of first refusal or similar right to acquire additional Franchises or rights with respect to any business operated pursuant to a Franchise Agreement under any trademark, trade name, service mark, service name, brand, trade dress and logo that are part of the Intellectual Property (a “Franchised Business”), and no Person currently holds any right or option to operate, develop, or locate a Franchised Business, or to exclude any others from operating or licensing a third party to operate a Franchised Business, in any geographic area or at any location.

(m) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and its Subsidiaries have received no written notice from any current Franchisee alleging that any Franchisor has breached, violated or defaulted under a Franchise Agreement. Except in the ordinary course of business, no provision regarding the calculation and payment of royalty, brand, membership, marketing, program, application, business generation, termination, initial or other fees in any Franchise Agreement has been waived, altered or modified in any respect that is materially adverse to the Company and its Subsidiaries, except as otherwise stated in the relevant Franchise Agreement or its amendments.

(n) No representation is made under this Section 3.18 with respect to any intellectual property or intellectual property rights, which are the subject of Section 3.19.

Section 3.19 Intellectual Property.

(a) Section 3.19(a) of the Company Disclosure Letter sets forth a true and complete list of all registered trademarks, trademark applications, service marks or tradenames, patents, patent applications, registered copyrights, applications to register copyright and domain names owned by the Company or any of its Subsidiaries on the date hereof and that are material to the businesses of the Company and its Subsidiaries, taken as a whole (collectively, “Company Registered IP”). No Company Registered IP is involved in any interference, reissue, reexamination, opposition, cancellation or similar proceeding and, to the knowledge of the Company, no such action is or has been threatened with respect to any of the Company Registered IP. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, all Company Registered IP is owned by the Company or one its Subsidiaries free and clear of all Liens. Neither the Company nor any of its Subsidiaries has received any written notice or claim challenging the validity or enforceability of any Company Registered IP that remains pending or unresolved.

(b) To the knowledge of the Company, the Company or its applicable Subsidiary has executed a valid and enforceable written agreement with each Person who has materially contributed or is materially contributing to the creation or development of any Intellectual Property for the Company or its applicable Subsidiary that is material to the Company and its Subsidiaries, taken as a whole, pursuant to which such Person has assigned to the Company or its applicable Subsidiary all of such Person’s right, title and interest in and to all Intellectual Property created, conceived or developed for the Company or its Subsidiaries in the course of their employment or retention thereby.

(c) Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, no portion of any software included in the Company’s or its Subsidiaries’ Intellectual Property uses, calls, incorporates, interacts with, is a derivative of or has embedded in it any source, object or other software code that is subject to any “open source,” “copyleft” or other similar type of license, including any GNU General Public License, Library General Public License, Lesser General Public License, Mozilla License, Berkeley Software Distribution License, Open Source Initiative License, MIT, Apache, Reciprocal Public License, Academic Free License, Common Public Attribution License or Public Domain licenses, and neither the Company nor any of its Subsidiaries has undertaken any commitment, nor do any of them have any obligation, to contribute any of the Company’s or its Subsidiaries’ Intellectual Property to the public domain.

(d) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each of the Company and its Subsidiaries has taken commercially reasonable steps to maintain the confidentiality of all information of the Company or its Subsidiaries that derives economic value (actual or potential) from not being generally known to other Persons who can obtain economic value from its disclosure or use, including maintaining commercially reasonable administrative, technical and physical safeguards designed to protect the security, confidentiality, integrity and availability of such information that is contained in or accessible via the IT Assets, and to detect and remediate Information Security Incidents. Since January 1, 2018, there has been no Information Security Incident and, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and each of its Subsidiaries has fully remediated any and all material, critical and/or high-risk security vulnerabilities for which the Company or any of its Subsidiaries have become aware.

(e) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Company and its Subsidiaries are not infringing upon or misappropriating any patents, trademarks, service marks, trade dress, logos, trade names, Internet domain names, designs, slogans and general intangibles of like nature, copyrights and all registrations, applications, reissuances, continuations, continuations-in-part, revisions, extensions, reexaminations and associated goodwill with respect to each of the foregoing, computer software (including source and object codes), computer programs, computer databases and related documentation and materials, data, documentation, technology, trade secrets, confidential business information (including ideas, formulae, algorithms, models, methodologies, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, designs, plans, proposals and technical data, financial, marketing and business data and pricing and cost information) and other intellectual property rights (in whatever form or medium) (“Intellectual Property”) of any third party in connection with the conduct of their respective businesses, and neither the Company nor any of its Subsidiaries has received any written notice or claim asserting that any such infringement or misappropriation is occurring, which notice or claim remains pending or unresolved, (ii) to the knowledge of the Company, no third party is misappropriating or infringing any Intellectual Property owned by the Company or any of its Subsidiaries and (iii) no Intellectual Property owned by the Company or any of its Subsidiaries is subject to any outstanding order, judgment, injunction, ruling, writ, award, decree or stipulation restricting or limiting in any material respect the use or licensing thereof by the Company or any of its Subsidiaries.

(f) The Company and its Subsidiaries own, free and clear of all Liens, or have the right to use pursuant to valid licenses, sublicenses, agreements or permissions, all items of Intellectual Property necessary for their operations, as currently conducted or as contemplated by them to be conducted, except where the failure to own or have such rights, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(g) The Company and each of its Subsidiaries is, and since January 1, 2018, has been, in compliance with all Privacy Laws and Privacy Commitments (collectively, “Privacy Requirements”), except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. The Company and each of its applicable Subsidiaries has all rights and permissions necessary to lawfully access, collect, obtain, use, retain, disclose and transfer Personal Information in accordance with Privacy Requirements in the manner in which the Company and its applicable Subsidiaries access, collect, obtain, use, retain, disclose and transfer Personal Information in the conduct of the business of the Company and its Subsidiaries as currently conducted, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. Neither the Company nor any of its Subsidiaries has sold, licensed or rented any Personal Information to a third party for monetary or other valuable consideration, except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole. No Person has made any written claim or commenced any Action or, to the Company’s knowledge, investigation against the Company or any of its Subsidiaries with respect to any Information Security Incident or actual or alleged violation of a Privacy Requirement.

Section 3.20 State Takeover Statutes. The Company Board has previously taken (and not revoked) all action, if any, necessary to render inapplicable any “fair price,” “moratorium,” “control share acquisition,” “interested stockholder,” “affiliate transaction,” “business combination” or similar antitakeover Law, including Section 23B.19 of the Washington Act (collectively, “Takeover Laws”), to the Merger, this Agreement, the Support Agreements or any of the other transactions contemplated hereby or thereby. The Company does not have any shareholder rights plan in effect.

Section 3.21 Affiliate Transactions. Except for directors’ and employment-related Material Contracts filed or incorporated by reference as an exhibit to a Company SEC Document filed by the Company prior to the date hereof and for any intercompany agreements, as of the date hereof, no executive officer or director of the Company is a party to any Material Contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any material interest in any material property owned by the Company or any of its Subsidiaries or has engaged in any material transaction with any of the foregoing since January 1, 2018.

Section 3.22 Brokers. No broker, investment banker, financial advisor or other Person, other than CS Capital Advisors, LLC, and Jefferies LLC, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

Section 3.23 Opinion of Financial Advisor. The Company Board has received from Jefferies LLC a written opinion (or oral opinion to be confirmed in writing), to the effect that, as of the date of such opinion and based upon and subject to the various factors, assumptions and qualifications set forth therein, the Merger Consideration to be received by holders of Shares in the Merger is fair, from a financial point of view, to such holders.

Section 3.24 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, each of Parent and Merger Sub acknowledges that neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries with respect to any other information provided to Parent or Merger Sub in connection with the transactions contemplated by this Agreement. Neither the Company nor any other Person will have or be subject to any liability to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in certain “data rooms” or management presentations in expectation of, or in connection with, the transactions contemplated by this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, represent and warrant to the Company as follows:

Section 4.1 Organization, Standing and Power.

(a) Each of Parent and Merger Sub (i) is an entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except, with respect to clauses (ii) and (iii), for any such failures to be so organized, existing and good standing, to have such power and authority or to be so qualified or licensed or in good standing as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. For purposes of this Agreement, “Parent Material Adverse Effect” means any event, change, occurrence or effect that would prevent, materially delay or materially impede the performance by Parent or Merger Sub of its obligations under this Agreement or the consummation of the Merger or any of the other transactions contemplated hereby.

(b) Parent has previously furnished to the Company a true and complete copy of the certificate of incorporation, bylaws or equivalent governing documents of each of Parent and Merger Sub, in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. Neither Parent nor Merger Sub is in violation of any provision of its certificate of incorporation or bylaws or equivalent governing documents in any material respect.

Section 4.2 Authority. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by the Boards of Directors of Parent and Merger Sub, and no other corporate actions or proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the transactions contemplated hereby, subject in the case of the consummation of the Merger, to (a) the approval of this Agreement by Parent in its capacity as the sole shareholder of Merger Sub, which shall have occurred prior to the Effective Time, and (b) the filing of the Articles of Merger with the Secretary of State of the State of Washington as required by the Washington Act. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a valid and binding obligation of the Parent and Merger Sub, enforceable against each of them in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

Section 4.3 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated hereby, do not and will not (i) conflict with or violate the certificate of incorporation or bylaws or equivalent governing documents of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by clauses (i) through (iv) of subsection (b) below have been obtained and all filings described in such clauses have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any of their respective properties are bound or (iii) result in any breach or violation of, or constitute a default (or an event which with or without notice or the lapse of time or both would become a default), or result in the loss of a benefit under, or give rise to any right of termination, cancellation, amendment or acceleration of, any Contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties are bound, except, in the case of clauses (ii) and (iii), for any such conflict, breach, violation, default, loss, right or other occurrence that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) The execution, delivery and performance of this Agreement by the Parent and Merger Sub, and the consummation by Parent and Merger Sub of the transactions contemplated hereby, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) such filings as may be required under applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, and under state securities, takeover and “blue sky” laws, (ii) such filings as necessary to comply with the applicable requirements of the New York Stock Exchange, (iii) the filing with the Secretary of State of the State of Washington of the Articles of Merger as required by the Washington Act and (iv) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Section 4.4 Certain Information. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the shareholders of the Company and at the time of the Company Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company or any of its Representatives for inclusion or incorporation by reference in the Proxy Statement.

Section 4.5 Litigation. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (a) there is no Action pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or any of their respective properties by or before any Governmental Entity and (b) neither Parent nor any of its Subsidiaries nor any of their respective properties is or are subject to any judgment, order, injunction, ruling, writ, award or decree of any Governmental Entity.

Section 4.6 Ownership and Operations of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein. The authorized capital stock of Merger Sub consists of 100 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned directly or indirectly by Parent.

Section 4.7 Equity Commitment Letter; Available Funds.

(a) Parent has provided to the Company a true and complete copy of the Equity Commitment Letter. The obligation of the party thereto to fund the commitments under the Equity Commitment Letter is not subject to any condition that is not set forth expressly in the Equity Commitment Letter. As of the date of this Agreement, the Equity Commitment Letter (i) has not been amended or modified and the commitment contained in the Equity Commitment Letter has not been withdrawn, terminated or rescinded, and no such amendment, modification, withdrawal, termination or rescindment is contemplated, (ii) is in full force and effect and constitutes the legal, valid and binding obligation of Parent, and, to the knowledge of Parent, the other party thereto (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity), and (iii) there are no other Contracts, agreements or side letters to which Parent, Merger Sub or any of their respective Affiliates is a party relating to the funding or investing, as applicable, of the full amount Equity Financing, other than as expressly set forth in the Equity Commitment Letter.

(b) Parent and Merger Sub will have at the Effective Time cash sufficient to enable Parent and Merger Sub to consummate the Merger on the terms contemplated by this Agreement, and to make all payments contemplated by this Agreement, including payment of the Merger Consideration, repayment or refinancing of any indebtedness required as a result of the consummation of the Merger, and all fees and expenses in connection with the Merger and the other transactions contemplated hereby. Each of Parent and Merger Sub acknowledge that the obligations of Parent and Merger Sub under this Agreement are not contingent upon or subject to any conditions regarding Parent’s and Merger Sub’s ability to obtain financing for the consummation of the Merger and the other transactions contemplated by this Agreement.

Section 4.8 Solvency of the Surviving Corporation Following the Merger. As of the Effective Time, assuming (i) satisfaction of the conditions to Parent’s obligation to consummate the Merger, or waiver of such conditions, (ii) the accuracy of the representations and warranties of the Company in this Agreement and compliance by the Company with the covenants contained in this Agreement and (iii) the satisfaction of the conditions set forth in Sections 6.1 and 6.3, immediately after giving effect to the transactions contemplated by this Agreement, including payment of the aggregate Merger Consideration, repayment or refinancing of any indebtedness in connection with the transactions contemplated by this Agreement, if any, and payment of all related fees and expenses, the Surviving Corporation and its Subsidiaries, on a consolidated basis, will not (a) be insolvent, either because its financial condition is such that the Surviving Corporation would not be able to pay its liabilities as they become due in the usual course of business, or because the sum of its total assets would be less than the sum of its total liabilities; or (b) have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date.

Section 4.9 Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Merger or the other transactions contemplated hereby. The vote or consent of Parent as the sole shareholder of Merger Sub (which shall have occurred prior to the Effective Time) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the Merger or the other transactions contemplated hereby.

Section 4.10 Ownership of Shares. Neither Parent nor Merger Sub nor any of Parent’s Affiliates owns (directly or indirectly, beneficially or of record) any Shares or holds any rights to acquire or vote any Shares except pursuant to this Agreement.

Section 4.11 Brokers. Parent has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Merger or the other transactions contemplated in this Agreement, except for Persons whose fees and expenses shall be paid by Parent.

Section 4.12 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, the Company acknowledges that none of Parent, Merger Sub or any other Person on behalf of Parent or Merger Sub makes any other express or implied representation or warranty with respect to Parent or Merger Sub or with respect to any other information provided to the Company.

Section 4.13 Access to Information. Parent and Merger Sub each acknowledges and agrees that it (a) has had an opportunity to discuss and ask questions regarding the business of the Company and its Subsidiaries with the management of the Company, (b) has had access to the books and records of the Company, the “data room” maintained by the Company for purposes of the transactions contemplated by this Agreement and such other information as it has desired or requested to review and (c) has conducted its own independent investigation of the Company and its Subsidiaries and the transactions contemplated hereby, and has not relied on an representation or warranty by any Person regarding the Company and its Subsidiaries, except as expressly set forth in Article III.

ARTICLE V

COVENANTS

Section 5.1 Conduct of Business of the Company.

(a) During the period from the date of this Agreement to the earlier of the Effective Time and the date of any termination of this Agreement pursuant to Section 7.1, except as consented to in writing in advance by Parent or as otherwise specifically required by this Agreement or applicable Law, the Company shall, and the Company shall cause each of its Subsidiaries to, use commercially reasonable efforts to carry on its business in the ordinary course, comply with applicable Law and preserve intact its business organization, preserve its assets, rights and properties in good repair and condition, and preserve its goodwill and its relationships with Governmental Entities, Franchisees, landlords, lenders, customers, suppliers, licensors, licensees, distributors and others having business dealings with it. Notwithstanding anything to the contrary set forth in this Section 5.1, the Company and its Subsidiaries may take any commercially reasonable actions that the Company reasonably determines are necessary or prudent for it to take or not take, including any actions substantially consistent with actions taken by Parent or any of its Affiliates or others in the industries or geographic regions in which the affected businesses of the Company or any of its Subsidiaries operate, in each case, in connection with or in response to the COVID-19 pandemic or any other related global or regional health event or circumstance; provided, that the Company shall provide prior notice to and reasonably consult with Parent before taking such actions and, to the extent such actions would otherwise require the prior written consent of the Parent under Section 5.1(b), such actions shall require Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(b) In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the earlier of the Effective Time and the date of any termination of this Agreement pursuant to the corresponding subsection of this Section 5.1(b), except as specifically required by this Agreement or applicable Law, the Company shall not, and the Company shall cause its Subsidiaries not to, without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) amend or otherwise change its certificate of incorporation or bylaws or any similar governing instruments;

(ii) issue, deliver, sell, pledge, dispose of or encumber any shares of capital stock, equity interests or voting securities of the Company or any of its Subsidiaries, Company Equity Awards, options, restricted stock or restricted stock units, performance stock units, warrants, convertible securities or other rights exercisable therefor or convertible thereinto or any equity equivalent or equity-based awards or rights, or grant to any Person any other right to acquire any shares of capital stock, equity interests or voting securities of the Company or its Subsidiaries, other than (A) issuances of vested Shares to non-employee members of the Company Board, with a value not to exceed $17,500 per quarter per member of the Company Board pursuant to the Company Stock Plan in the ordinary course of business and (B) issuances of Shares in connection with the vesting of the Company RSUs outstanding as of the date hereof;

(iii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock or other equity interest (except for (A) any dividend or distribution by a wholly-owned Subsidiary of the Company to the Company or to its other wholly-owned Subsidiaries and (B) any dividend or distribution by RL Venture to the Company or any of the Company’s wholly-owned Subsidiaries);

(iv) adjust, split, combine, redeem, repurchase or otherwise acquire any shares of capital stock of the Company (except in connection with the cashless exercises or similar transactions pursuant to the settlement of other awards or obligations outstanding as of the date hereof or permitted to be granted after the date hereof), or reclassify, combine, split, subdivide or otherwise amend the terms of its capital stock, except for forfeitures of Company Equity Awards in accordance with the terms of the Company Stock Plan;

(v) allow for the commencement of any new offering periods under the ESPP;

(vi) (A) acquire any hotel or any real property, whether through purchase, lease, sublease or otherwise, (B) sell or otherwise dispose of any hotel or any Real Property, whether through purchase, transfer, abandonment, foreclosure, lease, sublease or otherwise, (C) amend, modify, terminate, extend the term for performance under or waive any right under any Contract relating to any pending acquisition or disposition of any hotel or any real property or (E) enter into any agreement providing for the acquisition or disposition of any hotel or any real property;

(vii) (A) enter into any material strategic alliance, material collaboration, material co-promotion, material co-marketing or similar arrangement or (B) enter into or amend or modify the terms of any joint venture;

(viii) (A) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, other than purchases of inventory and other assets in the ordinary course of business; or (B) sell or otherwise dispose of (whether by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof or any assets, other than sales or dispositions of inventory and other immaterial or obsolete assets in the ordinary course of business;

(ix) (A) sell, lease, permit to lapse or become abandoned (other than the expiration of any Intellectual Property in accordance with its maximum statutory term), license, transfer or otherwise dispose of or encumber any material Intellectual Property (except for licenses granted under Franchise Agreements and licenses granted to vendors in the ordinary course of business) or (B) disclose any material trade secrets (other than in the ordinary course of business and subject to confidentiality restrictions);

(x) authorize, recommend, propose, adopt or announce an intention to adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xi) materially amend, terminate, renew or waive any material right under any Material Contract, or enter into any Contract that would be a Material Contract if it existed as of the date hereof, other than (A) an automatic renewal of any such Material Contract, but only after providing prior written notice to, and reasonably consulting with, Parent if the Company or its applicable Subsidiary has the right to terminate such Material Contract on the date such Material Contract otherwise would be renewed, (B) the renewal of any Material Contracts (other than any Contract regarding the operation or management of any hotel) on substantially similar terms, but only after providing prior written notice to, and reasonably consulting with, Parent, or (C) immaterial amendments of Material Contracts, in each case in the ordinary course of business consistent with past practice; provided, that if the Company proposes to materially amend, terminate, renew or waive any material right under, any Material Contract or proposes to enter into any Contract that would be a Material Contract if it existed as of the date hereof and shall have provided to Parent a substantially final version of such agreement and information regarding such agreement as is reasonably requested in writing by Parent and Parent does not respond to a written request by the Company to consent to any such amendment, termination, waiver, renewal or Contract within five (5) Business Days, Parent shall be deemed to have consented to such amendment, termination, waiver, renewal or Contract (it being understood that this proviso shall not apply to Contracts that are the subject of restrictions set forth in any other clause of this Section 5.1(b));

(xii) enter into, amend, terminate, renew or waive any material right under any Contract primarily related to the Company’s or any of its Subsidiaries’ central reservation system software;

(xiii) incur any capital expenditures or any obligations or liabilities in respect thereof, except capital expenditures (A) contemplated by the capital expenditure budget set forth in Section 5.1(b)(xiii) of the Company Disclosure Letter, (B) any unbudgeted capital expenditures not to exceed $100,000 individually or $250,000 in the aggregate and (C) emergency capital expenditures that are necessary to maintain the operations of the Company’s businesses and properties as currently conducted, but only after providing prior written notice to, and reasonably consulting with, Parent;

(xiv) (A) incur, assume or suffer to exist any Indebtedness for borrowed money (including any long-term or short-term debt) or issue any debt securities, except for loans or advances by the Company to or from its Subsidiaries and; (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except with respect to obligations of the Company or direct or indirect wholly-owned Subsidiaries of the Company; or (C) amend or modify the terms of, repay in full or allow a material default to occur with respect to any Indebtedness relating to any Real Property, including entering into a deed in lieu of foreclosure or other similar action;

(xv) except to the extent required by applicable Law (including Section 409A of the Code) or the terms of any Company Plan in effect as of the date hereof and listed on Section 3.11(a) of the Company Disclosure Letter, (A) grant or increase the rate, terms, or level of cash compensation, compensation opportunities or benefits (including severance, retention, incentive, termination or change of control pay) of any director, officer, employee or independent contractor of the Company or any Subsidiary of the Company (other than annual salary increases in the ordinary course of business consistent with past practice for employees earning less than $150,000 in total cash compensation per year); (B) terminate, materially amend or adopt any Company Plan, or any new compensation or benefit plan, policy or program, including any pension, retirement, profit-sharing, bonus or other employee benefit or welfare benefit plan with or for the benefit of any employees, officers, directors or independent contractors of the Company or any of its Subsidiaries, including any such plan, policy or program that would constitute a Company Plan if it had been in effect as of the date hereof; (C) accelerate or agree to accelerate the vesting of, or the lapsing of restrictions with respect to, any compensation or benefit under any Company Plan or other Contract; (D) grant any severance, change in control or termination pay to any current, former or prospective director, officer, employee or independent contractor of the Company or any Subsidiary of the Company; (E) grant or amend any award (including in respect of stock options, stock appreciation rights, performance units, restricted stock or other equity or equity-based awards) other than as permitted by Section 5.1(b)(ii); (F) enter into, adopt or engage in negotiations regarding any collective bargaining agreement, works council or health and safety committee agreement, or any similar collective labor agreement or arrangement, other than in connection with the amendment, modification or extension of any of the existing collective bargaining agreements as required by the terms thereof, but only after providing prior written notice to, and reasonably consulting with, Parent; (G) hire any individual (other than any replacement hire of a Person earning total annual cash compensation of less than or equal to $150,000 per year at substantially the same level of compensation); (H) enter into any employment agreement; (I) terminate other than for cause the employment of any employee or other individual service provider earning total annual cash compensation greater than or equal to $150,000 per year; (J) terminate employees in such numbers as would trigger any liability under the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state or local Law; (K) fund any payments or benefits that are payable or to be provided under any Company Plan prior to such time as such amounts are payable pursuant to the terms of the applicable Company Plan; or (L) make any loan to any present or former director, officer, employee or independent contractor of the Company or its Subsidiaries (other than advancement of expenses in the ordinary course of business consistent with past practice);

(xvi) implement or adopt any material change in its methods of accounting, except as may be required to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

(xvii) compromise, settle or agree to settle any Action (including any Action relating to this Agreement or the transactions contemplated hereby), or consent to the same, other than compromises, settlements or agreements in the ordinary course of business (other than with respect to any Action relating to this Agreement or the transactions contemplated hereby) that involve only the payment of money damages by the Company or any of its Subsidiaries (A) covered fully by an insurance policy of the Company or its Subsidiaries or (B) consistent with the reserves reflected in the Company’s balance sheet at September 30, 2020;

(xviii) make, change or revoke any material Tax election, settle or compromise any Tax claim or assessment or consent to any extension or waiver of the limitation period applicable to any audit, assessment or claim for material Taxes, make any material change to any method of Tax accounting, amend any material Tax Return, enter into any closing agreement with any Governmental Entity regarding material Taxes or surrender any claim for a refund of material Taxes;

(xix) enter into a new line of business;

(xx) except as required by any Contract entered into, and made available to Parent prior to the date of this Agreement, offer or sell any Franchise in a country other than the United States or Canada;

(xxi) make any material change to the terms of the Company’s or any of its Subsidiaries’ policies or programs applicable generally to their current or prospective Franchisees, including (A) any material change to the terms of policies relating to Franchisee rent, royalty or advertising funds, (B) any material change to any Franchise operations manual or

(C) any material modification to any existing program providing any Franchisee incentives or economic assistance, other than in the ordinary course of business;

(xxii) implement any brand or franchise discounts, waiver of receivables or similar actions, other than in the ordinary course of business not to exceed one year; or

(xxiii) agree to take any of the actions described in Sections 5.1(b)(i) through 5.1(b)(xxii).

Section 5.2 Conduct of Business of Parent and Merger Sub Pending the Merger. From and after the date hereof and prior to the Effective Time, and except as may otherwise be required by applicable Law, each of Parent and Merger Sub agrees that it shall not, directly or indirectly take any action which would reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect.

Section 5.3 No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 5.4 No Solicitation; Recommendation of the Merger.

(a) From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VII and the Effective Time, the Company shall not, and shall cause each of its Subsidiaries and its and their respective directors and officers not to, and shall instruct and use its reasonable best efforts to cause its and its Subsidiaries’ other Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or facilitate any inquiry, proposal or offer with respect to, or the announcement, making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person (other than Parent or its Representatives) any non-public information or data in furtherance of, any Acquisition Proposal or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal (in each case other than, in response to an inquiry that did not result from or arise in connection with a breach of this Section 5.4(a), solely to clarify the terms of this Section 5.4(a)), (iii) enter into any agreement in principal, memorandum of understanding, letter of intent, term sheet, definitive acquisition agreement, merger agreement, share exchange agreement, consolidation agreement, option agreement, joint venture agreement, partnership agreement or other agreement relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement pursuant to Section 5.4(c)), (iv) grant any waiver, amendment or release under or fail to enforce any standstill or confidentiality agreement (other than to permit a Person to submit a confidential Acquisition Proposal to the extent the Company Board determines in good faith (after consultation with outside legal counsel) that failure to take such action under clause (iv) would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law) or grant any waiver or approval under any Takeover Law with respect to any Acquisition Proposal or (v) propose publicly to do any of the foregoing. The Company shall, and shall cause each of its Subsidiaries and its and their respective directors and officers to, and shall instruct and use its reasonable best efforts to cause its and its Subsidiaries’ other Representatives to, (A) terminate all existing negotiations with any Person and its Representatives (other than Parent or any of its Representatives) with respect to any Acquisition Proposal, (B) enforce any confidentiality or standstill agreement or provisions of similar effect (subject to the parenthetical in clause (iv) of this Section 5.4(a)) to which the Company or any of its Subsidiaries is a party or of which the Company or any of its Subsidiaries is a beneficiary with regard to any Acquisition Proposal, (C) cease providing any Person or its Representatives (other than Parent or its Representatives) with any further information, data or access with respect to the Company, its Subsidiaries or any Acquisition Proposal, (D) request the prompt return or destruction, to the extent permitted by any confidentiality agreement, of all non-public information or data furnished prior to the date of this Agreement to any such Person and its Representatives with respect to any Acquisition Proposal and (E) immediately terminate all physical and electronic data room access granted prior to the date of this Agreement to any such Person, its Subsidiaries or any of their respective Representatives with respect to any Acquisition Proposal.

(b) Except as provided in Section 5.4(c), Section 5.4(d) and Section 5.4(e), the Company Board shall not (i) fail to make or withdraw (or modify or qualify in any manner adverse to the Parent or publicly propose to withdraw, modify or qualify in any manner adverse to Parent) the Company Board Recommendation or the approval, adoption or declaration of the advisability of this Agreement and the transactions contemplated hereby (including the Merger), as applicable, (ii) adopt, approve, or publicly recommend, endorse or otherwise declare advisable, or propose publicly to adopt, approve, recommend, endorse or otherwise declare advisable, any Acquisition Proposal, (iii) fail to include the Company Board Recommendation in whole or in part in the Proxy Statement or any filing or amendment or supplement relating thereto, (iv) fail to recommend against any then-pending tender or exchange offer that constitutes an Acquisition Proposal within the earlier of three (3) Business Days of the Company Shareholders Meeting and ten (10) Business Days after it is announced or (v) fail, within the earlier of three (3) Business Days of the Company Shareholders Meeting and ten (10) Business Days of a request by Parent following the public announcement of an Acquisition Proposal, to reaffirm the Company Board Recommendation (each such action set forth in this Section 5.4(b) being referred to herein as an “Adverse Recommendation Change”).

(c) Notwithstanding anything to the contrary in this Section 5.4, at any time prior to obtaining the Company Shareholder Approval, the Company may, in response to a bona fide written Acquisition Proposal which was made after the date of this Agreement that did not result from a material breach of Section 5.4(a) and that the Company Board determines in good faith based on the information then available and after consultation with its financial advisor and outside legal counsel constitutes or is reasonably likely to lead to a Superior Proposal and that failing to take such action would be inconsistent with its fiduciary duties to the Company’s shareholders under applicable Law (i) furnish non-public information or data with respect to itself and its Subsidiaries to the Person making such Acquisition Proposal (and its Representatives) pursuant to a confidentiality agreement on terms that, taken as a whole, are not materially less restrictive to the other party than those contained in the Confidentiality Agreement; provided, that no such confidentiality agreement shall be required to include

“standstill” provisions (any agreement satisfying such criteria being an “Acceptable Confidentiality Agreement”); provided, that (A) any non-public information or data provided to any such Person shall have previously been provided to Parent or shall be provided (to the extent permitted by applicable Law) to Parent prior to or substantially concurrently with the time it is provided to such Person and (B) no non-public information or data with respect to Parent or any of its Subsidiaries shall be provided to any such Person, and (ii) participate in discussions and negotiations with the Person making such Acquisition Proposal (and such Person’s Representatives) regarding such Acquisition Proposal. After the execution and delivery by the parties of this Agreement and prior to the earlier of the Closing or the termination of this Agreement in accordance with Article VII, the Company shall notify Parent in writing promptly (but in no event later than twenty-four (24) hours) after receipt by the Company, its Subsidiaries or any of their respective Representatives of any Acquisition Proposal, any indication that a Person intends to make an Acquisition Proposal or any inquiry or request for information or data relating to the Company or any of its Subsidiaries or for access to the business, books or records of the Company or any of its Subsidiaries, in each case by any Person (or its Representatives) that would reasonably be expected to result in an Acquisition Proposal. The Company shall identify to Parent such Person making any such Acquisition Proposal, inquiry or request, and shall provide Parent with copies of any proposed documents and agreements related thereto and written summaries of any material terms not proposed in writing (including, in each case, any material changes thereto). The Company shall keep Parent reasonably informed of any material developments, discussions or negotiations regarding any such Acquisition Proposal, indication or request (including any changes thereto).

(d) Notwithstanding anything in this Agreement to the contrary, at any time prior to obtaining the Company Shareholder Approval and following compliance with this Section 5.4(d), so long as the Company shall have not materially breached this Section 5.4, the Company Board may make an Adverse Recommendation Change or terminate this Agreement pursuant to Section 7.1(c)(ii) to enter into a definitive written acquisition agreement, in each case, with respect to a Superior Proposal if it determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law; provided, that (i) the Company shall have notified Parent in writing, at least three (3) Business Days (with such three (3)-Business Day period commencing on the first Business Day after the day on which Parent receives such notice) prior to taking such action (the “Notice Period”), of its intention to do so (which notice shall specify that the Company has received a Superior Proposal and shall include the material terms and conditions of such Superior Proposal and the identity of the Person making such Superior Proposal and include copies of the current drafts of all material agreements (including the proposed acquisition agreement) between the Company and the party making such Superior Proposal and any other material documents or agreements (including financing commitments, if any) that relate to such Superior Proposal (it being understood and agreed that such notice or the public disclosure by the Company of such notice shall not in and of itself constitute an Adverse Recommendation Change)), (ii) during the Notice Period, the Company shall have negotiated, and caused its Representatives to negotiate, with Parent in good faith (to the extent Parent wishes to negotiate) to make such adjustments to the terms and conditions of this Agreement such that such Superior Proposal no longer constitutes a Superior Proposal, and (iii) the Company Board shall have determined, after the close of business on the last day of the Notice Period, in good faith (after consultation with its financial advisor and outside legal counsel, and after giving effect to any adjustments proposed by Parent in writing during the Notice Period) that such Acquisition Proposal continues to constitute a Superior Proposal and that failure to so terminate this Agreement in accordance with Section 7.1(c)(ii) or make an Adverse Recommendation Change, as applicable, would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board under applicable Law; provided, that in the event of any change to the financial or other material terms of such Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (i) above and the Notice Period shall have recommenced (in which case such Notice Period shall be for two (2) Business Days instead of three (3) Business Days).

(e) Nothing contained in this Agreement shall prohibit the Company or the Company Board from (i) issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or taking and disclosing a position contemplated by Rule 14e-2(a), 14d-9 or Item 1012(a) of Regulation M-A under the Exchange Act, or (ii) making any disclosure to the shareholders of the Company if, in the good faith judgment of the Company Board (after consultation with its outside legal counsel), failure to so disclose would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law. Any disclosure referred to in clauses (i) and (ii) shall not be deemed to be an Adverse Recommendation Change so long as (A) any such disclosure includes the Company Board Recommendation without any modification or qualification thereof or continues the prior recommendation of the Company Board and (B) does not contain an Adverse Recommendation Change.

(f) Notwithstanding anything to the contrary set forth in this Agreement, upon the occurrence of any Intervening Event, the Company Board may, at any time prior to the time the Company Shareholder Approval is obtained, make an Adverse Recommendation Change if (i) the Company shall have (A) provided to Parent three (3) Business Days’ prior written notice (with such three (3)-Business Day period commencing on the first Business Day after the day on which Parent receives such notice), which shall (I) set forth in reasonable detail information describing the Intervening Event and (II) state expressly that the Company Board has determined to make an Adverse Recommendation Change and (B) prior to making such an Adverse Recommendation Change, the Company shall have negotiated, and caused its Representatives to negotiate, with Parent in good faith (to the extent Parent wishes to negotiate) during such three (3)-Business Day period to make adjustments to the terms and conditions of this Agreement such that the failure of the Company Board to make an Adverse Recommendation Change in response to the Intervening Event would no longer reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law and (ii) the Company Board shall have determined, after the close of business on the last day of such three (3)-Business Day period, in good faith (after consultation with its financial advisor and outside legal counsel and after giving effect to any adjustments proposed by Parent in writing during such period) that in light of such Intervening Event, the failure to make an Adverse Recommendation Change would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law.

(g) As used in this Agreement:

(i) “Acquisition Proposal” means any proposal, offer, or inquiry from any Person or group of Persons relating to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, including any merger, reorganization, share exchange, consolidation, tender offer, exchange offer, stock acquisition, asset acquisition, business combination, liquidation, dissolution, joint venture or similar transaction, (A) of or for assets or businesses of the Company and its Subsidiaries that generate 15% or more of the net revenues or net income or that represent 15% or more of the consolidated total assets (based on fair market value) of the Company and its Subsidiaries taken as a whole, immediately prior to such transaction or (B) of or for 15% or more of any class of capital stock, other equity security or voting power of the Company, in each case other than the transactions contemplated hereby, including the Merger.

(ii) “Intervening Event” means a material event, change, circumstance, occurrence, effect or state of facts with respect to the Company and its Subsidiaries, taken as a whole, occurring prior to the Company Shareholder Approval that was not known to or reasonably foreseeable by the Company Board as of the date of this Agreement; provided, that in no event shall the receipt, existence or terms of an Acquisition Proposal constitute an Intervening Event; and provided, further, that, for the avoidance of doubt, none of the following shall be considered or taken into account in determining whether an Intervening Event has occurred: (1) changes in the trading price or trading volume of the Shares (it being understood that the underlying cause of such change may be taken into account to the extent not otherwise excluded by this definition), (2) changes, circumstances, effects or state of facts that results from the announcement or pendency of this Agreement and the transactions contemplated hereby, including the Merger, or that results from a breach of this Agreement by the Company, (3) the fact alone that the Company meets or exceeds any internal or published forecasts or projections for any period (it being understood that the underlying cause of such overperformance by the Company may be taken into account to the extent not otherwise excluded by this definition) or (4) any event, change, circumstance, occurrence, effect or state of facts resulting from a breach of this Agreement by the Company.

(iii) “Superior Proposal” means any bona fide unsolicited Acquisition Proposal that is reasonably capable of being consummated and did not result, directly or indirectly, from a material breach of Section 5.4(a) (with all percentages included in the definition of “Acquisition Proposal” increased to 50%) that the Company Board has determined in good faith (after consultation with its financial advisor and outside legal counsel and after taking into account all relevant factors, including financing certainty and the likelihood and anticipated timing of consummation) that, if consummated, would be more favorable to the shareholders of the Company, from a financial point of view, than the Merger and the other transactions contemplated hereby (including any adjustment to the terms and conditions thereof proposed in writing by Parent in response to any such Acquisition Proposal).

Section 5.5 Preparation of Proxy Statement; Shareholders’ Meeting.

(a) As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and file the Proxy Statement with the SEC to be sent to the Company’s shareholders relating to the special meeting of the Company’s shareholders (the “Company Shareholders Meeting”) to be held to obtain the Company Shareholder Approval, the advisory vote required by Rule 14a-21(c) under the Exchange Act in connection therewith, and a vote to approve the adjournment of the Company Shareholders Meeting, if necessary or appropriate, to solicit additional proxies and votes if there are insufficient votes at the time of the

Company Shareholders Meeting to obtain the Company Shareholder Approval (it being agreed that such special meeting may be a virtual special meeting held in accordance with applicable Law), which shall contain a statement in accordance with the Washington Act regarding dissenters’ rights under the Washington Act. Parent, Merger Sub and the Company will cooperate with each other in the preparation of the Proxy Statement. Without limiting the generality of the foregoing, each of Parent and Merger Sub will furnish to the Company such information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement or that is otherwise reasonably requested by the Company in the Proxy Statement.

(b) The Company shall, as promptly as practicable after the receipt thereof, provide Parent with copies of any written comments and advise Parent of any oral comments with respect to the Proxy Statement received by the Company from the SEC or its staff, including any request from the SEC or its staff for amendments or supplements to the Proxy Statement, and shall provide Parent with copies of all correspondence between it and its Representatives, on the one hand, and the SEC and its staff, on the other hand. Notwithstanding the foregoing, prior to filing the Proxy Statement or responding to any comments of the SEC with respect thereto, the Company (i) shall provide Parent with a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response) and (ii) shall give due consideration to including in such document or response any comments reasonably proposed by Parent. The Company shall use reasonable best efforts to take any other action required to be taken under the Securities Act, the Exchange Act, the Washington Act, the listing rules of the New York Stock Exchange and any other applicable Law in connection with the filing and distribution of the Proxy Statement and the solicitation of proxies from shareholders of the Company.

(c) Parent, upon reasonable request, shall use reasonable best efforts to furnish to the Company all information concerning itself, its Subsidiaries, directors, officers and (to the extent reasonably available to the applicable party) equity holders and such other matters as may be reasonably necessary in connection with any statement, filing, notice or application made by or on behalf of the Company or its Subsidiaries to the New York Stock Exchange or any Governmental Entity in connection with the Merger and the other transactions contemplated hereby.

(d) In consultation with Parent, the Company will set a record date for the Company Shareholders Meeting and commence broker searches pursuant to Section 14a-13 of the Exchange Act in connection therewith. The Company shall cause the definitive Proxy Statement to be mailed as promptly as reasonably practicable after the date the SEC advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement. As promptly as reasonably practicable and in no event later than forty-five (45) days after (i) the tenth (10th) calendar day after the initial preliminary Proxy Statement therefor has been filed with the SEC if by such date the SEC has not informed the Company that it intends to review the Proxy Statement or (ii) if the SEC has, by the tenth (10th) calendar day after the initial preliminary Proxy Statement therefor has been filed with the SEC, informed the Company that it intends to review the Proxy Statement, the date on which the SEC confirms that it has no further comments on the Proxy Statement, the Company shall duly hold the Company Shareholders Meeting, duly called, noticed and convened, solely for the purpose of obtaining the

Company Shareholder Approval, the advisory vote required by Rule 14a-21(c) under the Exchange Act in connection therewith, and a vote to approve the adjournment of the Company Shareholders Meeting, if necessary or appropriate, to solicit additional proxies and votes if there are insufficient votes at the time of the Company Shareholders Meeting to obtain the Company Shareholder Approval. Unless this Agreement has been terminated pursuant to Section 7.1, the Company’s obligation to call, give notice of, convene and hold the Company Shareholders Meeting in accordance with this Section 5.5(d) shall not be affected (subject to Section 5.5(e) below) and shall apply notwithstanding the commencement, disclosure, announcement or submission of any Acquisition Proposal to the Company, the Company Board, its Representatives or the shareholders of the Company, or any Adverse Recommendation Change, and shall not submit to the vote of its shareholders any Acquisition Proposal other than this Agreement, the Merger and the transactions contemplated hereby prior to the termination of this Agreement under Section 7.1; provided, that in the event that an Adverse Recommendation Change has been made and this Agreement has not been terminated, nothing in this sentence or this Section 5.5(d) shall require the Company to take any actions to solicit any proxies or votes to obtain the Company Shareholder Approval, other than mailing the Proxy Statement to the Company’s shareholders and the collection of such votes. Subject to Section 5.4(c) and Section 5.4(d), the Company shall use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part to obtain the Company Shareholder Approval, the advisory vote required by Rule 14a-21(c) under the Exchange Act in connection therewith and, if requested by Parent, the approval of any adjournment or postponement thereof.

(e) The Company may adjourn the Company Shareholders Meeting (i) with the consent of Parent, (ii) if, on a date for which the Company Shareholders Meeting is scheduled, a quorum is not present or the Company has not received proxies representing a number of Shares sufficient to obtain the Company Shareholder Approval, solely for the purpose of soliciting additional proxies and votes in favor of the Company Shareholder Approval (which adjournments shall be for the minimum time, in the reasonable judgment of the Company, as is reasonably necessary to obtain such additional proxies and votes required to obtain the Company Shareholder Approval), or (iii) if the failure to adjourn the Company Shareholders Meeting would, in the good faith opinion of the Company Board, after consultation with outside legal counsel, reasonably be expected to be a violation of applicable Law, or be required for the distribution of any required supplement or amendment to the Proxy Statement which failure to supplement or amend would be inconsistent with its fiduciary duties to the shareholders of the Company under applicable Law, and then only for the minimum time that the Company Board has determined in good faith after consultation with outside legal counsel is reasonably necessary to comply with applicable Law or give the shareholders of the Company the required time to evaluate any applicable information or disclosure. If requested by Parent, the Company shall adjourn the Company Shareholders Meeting (for a period of up to ten (10) Business Days (provided, that Parent shall only make up to one (1) such request, and no such request for an adjournment shall be permitted if it would require a change in the record date for the Company Shareholders Meeting) if, on a date for which the Company Shareholders Meeting is scheduled, a quorum is not present or the Company has not received proxies representing a number of Shares sufficient to obtain the Company Shareholder Approval, for the purpose of soliciting additional proxies and votes in favor of the Company Shareholder Approval). The Company shall keep

Parent reasonably informed with respect to the number of proxies received and its preliminary vote tabulation prior to the Company Shareholders Meeting.

Section 5.6 Access to Information; Confidentiality.

(a) From the date hereof to the Effective Time or the earlier termination of this Agreement, upon reasonable prior written notice, and except as may otherwise be required by applicable Law, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent reasonable access during normal business hours, to such information, properties and personnel regarding the Company and its Subsidiaries as shall be reasonably requested by Parent; provided, that the foregoing shall not require the Company to disclose any information to the extent that in the reasonable good faith judgment of the Company’s outside legal counsel, (A) any applicable Law requires the Company or its Subsidiaries to restrict or prohibit access to any such properties or information, (B) the information is subject to confidentiality obligations to a third party, (C) disclosure of any such information or document would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information, (D) such disclosure relates to interactions with other prospective buyers of the Company or the negotiation of this Agreement and the transactions contemplated hereby, or information relating to the analysis, valuation or consideration of the Merger or the transactions contemplated hereby, or (E) such documents or information are reasonably pertinent to any adverse Action between the Company or its Affiliates, on the one hand, and Parent or its Affiliates, on the other hand. Nothing in this Section 5.6 will be construed to require the Company, any of its Subsidiaries or any of their respective Representatives to prepare any reports, analyses, appraisals, opinions or other information. Any access to the properties of the Company and its Subsidiaries will be subject to the Company’s reasonable security measures and insurance requirements and will not include the right to perform invasive or subsurface testing or any sampling, monitoring or analysis of soil, groundwater, building materials, indoor air, or other environmental media of the sort generally referred to as a “Phase II” environmental investigation.

(b) Each of Parent and Merger Sub will hold and treat and will cause its Representatives to hold and treat in confidence all documents and information concerning the Company and its Subsidiaries furnished to Parent or Merger Sub in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement, dated as of June 18, 2020, between the Company and the other parties thereto relating to the transactions contemplated hereby (as amended, the “Confidentiality Agreement”).

Section 5.7 Further Action; Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and cooperate with each other in order to do, all things reasonably necessary, proper or advisable under applicable Law (including under any Antitrust Law) to consummate the transactions contemplated by this Agreement at the earliest practicable date, including: (i) causing the preparation and filing of all forms, registrations and notices required to be filed to consummate the Merger; (ii) using reasonable best efforts to defend all lawsuits and other proceedings by or before any Governmental Entity challenging this Agreement or the consummation of the Merger; and (iii) using reasonable best efforts to resolve any objection asserted with respect to the transactions contemplated under this Agreement under any Antitrust Law raised by any Governmental Entity and to prevent the entry of any court order, and to have vacated, lifted, reversed or overturned any judgment, order, injunction, ruling, writ, decree or other action of any Governmental Entity that would prevent, prohibit, restrict or delay the consummation of the transactions contemplated by this Agreement. In furtherance thereof, the Company shall, if requested by Parent, use commercially reasonable efforts to obtain all necessary or appropriate consents, waivers and approvals and give any required notices under any Contracts to which the Company or any of its Subsidiaries is a party in connection with this Agreement and the consummation of the transactions contemplated hereby; provided, that the Company shall not be required to pay any consent or other similar fee, or other similar payment or other consideration to obtain the consent, waiver or approval of any Person under any Contract, and, for the avoidance of doubt, no such consent, waiver, approval or notice shall be a condition to any party’s obligation to consummate the Merger hereunder.

(b) If a party receives a request for information or documentary material from any Governmental Entity with respect to this Agreement or any of the transactions contemplated hereby, then such party shall in good faith make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, a response which is, at a minimum, in substantial compliance with such request.

(c) The parties shall keep each other apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement and work cooperatively in connection with obtaining the approvals of or clearances from each applicable Governmental Entity, including:

(i) cooperating with each other in connection with filings required to be made by any party under any Antitrust Law and liaising with each other in relation to each step of the procedure before the relevant Governmental Entities and as to the contents of all communications with such Governmental Entities. In particular, to the extent permitted by Law or Governmental Entity, no party will make any notification in relation to the transactions contemplated hereunder without first providing the other party with a copy of such notification in draft form and giving such other party a reasonable opportunity to discuss its content before it is filed with the relevant Governmental Entities, and such first party shall consider and take account of all reasonable comments timely made by the other party in this respect;

(ii) furnishing to the other party all information within its possession that is required for any application or other filing to be made by the other party pursuant to the applicable Law in connection with the transactions contemplated by this Agreement;

(iii) promptly notifying each other of any communications from or with any Governmental Entity with respect to the transactions contemplated by this Agreement and ensuring to the extent permitted by Law or Governmental Entity that each of the parties is entitled to attend any meetings with or other appearances before any Governmental Entity with respect to the transactions contemplated by this Agreement;

(iv) consulting and cooperating with one another in connection with all analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to the Antitrust Laws; and

(v) without prejudice to any rights of the parties hereunder, consulting and cooperating in all respects with the other in defending all lawsuits and other proceedings by or before any Governmental Entity challenging this Agreement or the consummation of the transactions contemplated by this Agreement.

(d) Notwithstanding the foregoing, commercially and/or competitively sensitive information and materials of a party will be provided to the other party on an outside counsel-only basis while, to the extent feasible, making a version in which the commercial and/or competitively sensitive information has been redacted available to the other party.

(e) For purposes of this Agreement, “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, the Federal Trade Commission Act, as amended, any filings required under the applicable requirements of antitrust or other competition laws of jurisdictions other than the United States or investment laws relating to foreign ownership, and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

Section 5.8 Employment and Employee Benefits Matters; Other Plans.

(a) Except as otherwise agreed in writing between Parent and any employee of the Company or any of its Subsidiaries (each, a “Company Employee”), Parent shall cause the Surviving Corporation and each of its Subsidiaries: (i) for the period commencing at the Effective Time and ending ninety (90) days thereafter, to maintain for the Company Employees cash compensation levels (to include salary, bonus opportunities, commissions and severance) that in the aggregate are not less favorable to the Company Employees than the overall cash compensation levels (to include salary, bonus opportunities, commissions and severance) maintained for and provided to such Company Employees immediately prior to the Effective Time; and (ii) for the period commencing at the Effective Time and ending on the first anniversary of the Closing Date, to maintain for any Company Employee benefits that are comparable to the benefits provided to similarly situated employees of Parent; provided, however, that this clause (ii) shall not restrict Parent’s ability to modify the benefits provided to its employees from time to time.

(b) As of and after the Effective Time, Parent will, or will cause the Surviving Corporation to, give Company Employees full credit for purposes of eligibility and vesting and benefit accruals (but not for purposes of benefit accruals under any defined benefit pension plans), under any employee compensation, incentive, and benefit (including vacation) plans, programs, policies and arrangements maintained by Parent, its Subsidiaries or the Surviving Corporation in which Company Employees are eligible to participate for the Company Employees’ service with the Company, its Subsidiaries and their predecessor entities (each, a “Parent Plan”) to the same extent recognized by the corresponding Company Plan immediately prior to the Effective Time. With respect to each Parent Plan that is an employee “welfare benefit plan” (as defined in Section 3(1) of ERISA), Parent and its Subsidiaries shall use commercially reasonable efforts to (i) cause there to be waived any pre-existing condition or eligibility limitations and (ii) give effect, in determining any deductible and maximum out-of-pocket limitations, to claims incurred and amounts paid by, and amounts reimbursed to, Company Employees under similar plans maintained by the Company and its Subsidiaries immediately prior to the Effective Time.

(c) From and after the Effective Time, except as otherwise agreed in writing between Parent and a Company Employee or as otherwise provided in this Agreement, Parent will honor, and will cause its Subsidiaries to honor, in accordance with the terms of the applicable Company Plan, (i) each existing employment, change in control, severance and termination protection plan, policy or agreement of or between the Company or any of its Subsidiaries and any officer, director or employee of that company, (ii) all obligations in effect as of the Effective Time under any equity-based, bonus or bonus deferral plans, programs or agreements of the Company or its Subsidiaries and (iii) all obligations in effect as of the Effective Time pursuant to outstanding restoration or equity-based plans, programs or agreements, and all vested and accrued benefits under any employee benefit, employment compensation or similar plans, programs, agreements or arrangements of the Company or its Subsidiaries.

(d) Subject to the last sentence of this Section 5.8(d), at the request of Parent and at least one (1) day prior to the Effective Time, the Company and each Subsidiary of the Company shall take all actions necessary to terminate each Qualified Plan. If a Qualified Plan is terminated in accordance with this provision, benefit accruals, including contributions of salary reduction contributions, if any, shall cease. The Company and each Subsidiary of the Company agree to take no action to merge any of their Qualified Plans, transfer the assets of any of their Qualified Plans or terminate any of their Qualified Plans, except as otherwise provided in this Section 5.8(d) following the execution of this Agreement without the consent of Parent. Parent agrees to see to the liquidation of any such terminated plan as soon as reasonably practicable. If the Company is requested to terminate participation in the tax-qualified defined contribution retirement plan designated by the Company (the “Company 401(k) Plan”) in accordance with this Section 5.8(d), (i) after such request Parent and the Company shall take any and all actions as may be required, including amendments to the tax-qualified defined contribution retirement plan designated by Parent (the “Parent 401(k) Plan”) to permit each Company Employee who was participating in the Company 401(k) Plan immediately prior to the Effective Time to make rollover contributions of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code, including of loans) in the form of cash, or notes (in the case of loans) or a combination thereof, in an amount equal to the full account balance distributed or distributable to such Company Employee from the Company 401(k) Plan to the Parent 401(k) Plan unless doing so could, in Parent’s reasonable determination, jeopardize the tax-qualified status of the Parent 401(k) Plan; and (ii) each such Company Employee otherwise eligible to become a participant in the Parent 401(k) Plan (giving effect to the service crediting provisions of Section 5.8(b)) shall be permitted to commence participation as soon as practicable on or after the Closing Date, it being agreed that any gap in the ability for such Company Employees to participate in a tax-qualified defined contribution plan shall be minimized.

(e) Nothing contained in this Section 5.8 express or implied, shall (i) confer upon any employee, officer, director or consultant of the Company or any of its Subsidiaries any right to continue in the employ or service of Parent, the Company or any of their respective Subsidiaries, interfere with or restrict in any way the rights of the Surviving Corporation, Parent or any of their respective Subsidiaries to discharge or terminate the services of any employee, officer, director or consultant of the Company or any of its Subsidiaries at any time for any reason whatsoever, with or without cause, or be construed as requiring Parent, the Surviving Corporation or any of their respective Subsidiaries to continue to employ any Company Employee for any period of time after the Effective Time, (ii) be deemed to establish, amend or modify any Company Plan or Parent Plan or (iii) be deemed to alter or limit the ability of Parent, the Surviving Corporation or any of their respective Subsidiaries to establish, amend, modify or terminate any Company Plan, Parent Plan or other benefit plan, program, agreement or arrangement after the Effective Time. The provisions of this Section 5.8 are solely for the benefit of the parties to this Agreement, and nothing contained herein, express or implied, shall create any third party beneficiary or other rights in any other Person, including any Company Employee.

Section 5.9 Takeover Laws. If any Takeover Law is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated hereby, including following an Adverse Recommendation Change, each of the Company and Parent and their respective Board of Directors shall take all action necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to eliminate or minimize the effect of such Takeover Law on this Agreement, the Merger and the other transactions contemplated hereby.

Section 5.10 Notification of Certain Matters.

(a) The Company and Parent shall promptly notify each other of (i) any notice or other communication received by such party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated hereby, if the subject matter of such communication could be material to the Company, the Surviving Corporation or Parent, or (ii) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause or result in any of the conditions to the Merger set forth in Article VI not being satisfied or satisfaction of those conditions being materially delayed in violation of any provision of this Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.10 shall not (x) cure any breach of, or non-compliance with, any other provision of this Agreement or (y) limit the remedies available to the party receiving such notice; provided further, that failure to give prompt notice pursuant to clause (ii) shall not constitute a failure of a condition to the Merger set forth in Article VI except to the extent that the underlying fact or circumstance not so notified would standing alone constitute such a failure. The parties agree and acknowledge that, except with respect to clause (ii) of the first sentence of this Section 5.10, Parent’s or the Company’s compliance or failure of compliance with this Section 5.10 shall not be taken into account for purposes of determining whether the condition referred to in Section 6.2(b) or Section 6.3(b), as applicable, shall have been satisfied.

(b) Parent and its Representatives shall give prompt (but no later than one (1) Business Day) notice to the Company, and the Company and its Representatives shall give prompt (but no later than one (1) Business Day) notice to Parent, of any Action commenced or, to such party’s knowledge, threatened against, relating to or involving such party or any Subsidiary of Parent or any Subsidiary of the Company, respectively, or any of their respective directors or officers that relates to this Agreement, the Merger or the other transactions contemplated by this Agreement. The Company and its Representatives shall give Parent the opportunity to participate in (but not control) the defense and settlement of any Action against the Company and/or its Representatives relating to this Agreement, the Merger and the other transactions contemplated by this Agreement, and no such settlement shall be agreed to without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Parent and its Representatives shall give the Company the opportunity to participate in (but not control) the defense and settlement of any Action against Parent and/or its Representatives relating to this Agreement, the Merger and the other transactions contemplated by this Agreement, and no such settlement shall be agreed to without the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Parent and the Company agree to cooperate with each other with respect to the defense and settlement of any Action relating to this Agreement, the Merger and the other transactions contemplated by this Agreement.

Section 5.11 Indemnification, Exculpation and Insurance.

(a) Without limiting any additional rights that any employee may have under any agreement or Company Plan, from the Effective Time through the sixth (6th) anniversary of the date on which the Effective Time occurs, Parent shall, or shall cause the Surviving Corporation to, indemnify and hold harmless each present (as of the Effective Time) and former officer or director of the Company and its Subsidiaries (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to (i) the fact that the Indemnified Party is or was an officer, director, employee, fiduciary or agent of the Company or any of its Subsidiaries or (ii) matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the same extent that the Company is required to indemnify the applicable Indemnified Party under applicable Law and the Company Charter and Company Bylaws as at the date hereof. In the event of any such Action, each Indemnified Party shall be entitled to advancement of expenses incurred in the defense of any Action from Parent or the Surviving Corporation to the same extent that the Company is required to advance such expenses under applicable Law and the Company Charter and Company Bylaws as at the date hereof; provided, that any Person to whom expenses are advanced provides an affirmation or undertaking, if and only to the extent required by the Washington Act or the Company Charter or Company Bylaws, to repay such advances if it is ultimately determined that such Person is not entitled to indemnification.

(b) The articles of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of the Indemnified Parties with respect to matters existing or occurring at or prior to the Effective Time than are presently set forth in the Company Charter and Company Bylaws, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Effective Time in any manner that would adversely affect the rights thereunder of any such Indemnified Parties.

(c) For a period of six (6) years from the Effective Time, Parent shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries or cause to be provided substitute policies or purchase or cause the Surviving Corporation to purchase, a “tail policy,” in either case of at least the same coverage and amounts containing terms and conditions that are not less advantageous in the aggregate than such policy with respect to matters arising on or before the Effective Time; provided, however, that after the Effective Time, Parent shall not be required to pay with respect to such insurance policies in respect of any one policy year annual premiums in excess of 300% of the last annual premium paid by the Company prior to the date hereof in respect of the coverage required to be obtained pursuant hereto, but in such case shall purchase as much coverage as reasonably practicable for such amount; provided further, that if the Surviving Corporation purchases a “tail policy” and the coverage thereunder costs more than 300% of such last annual premium, the Surviving Corporation shall purchase the maximum amount of coverage that can be obtained for 300% of such last annual premium. At the Company’s option, and in lieu of the foregoing obligations of Parent, the Company may purchase, prior to the Effective Time, a six-year prepaid “tail policy” on terms and conditions (in both amount and scope) providing substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company and its Subsidiaries with respect to matters arising on or before the Effective Time, covering without limitation the transactions contemplated hereby; provided, however, that the Company shall not purchase a “tail policy” at a cost of more than 300% of the last annual premium of the Company’s directors’ and officers’ liability insurance policy; and provided, further, that in such case, the Company may purchase the maximum amount of coverage that can be obtained for 300% of such last annual premium. If such tail prepaid policy has been obtained by the Company prior to the Effective Time, Parent shall cause such policy to be maintained in full force and effect, for its full term, and cause all obligations thereunder to be honored by the Surviving Corporation.

(d) Notwithstanding anything herein to the contrary, if any Action (whether arising before, at or after the Effective Time) is instituted against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.11 shall continue in effect until the final disposition of such Action.

(e) The indemnification provided for herein shall not be deemed exclusive of any other rights to which an Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. The provisions of this Section 5.11 shall survive the consummation of the Merger and, notwithstanding any other provision of this Agreement that may be to the contrary, expressly are intended to benefit, and shall be enforceable by, each of the Indemnified Parties and their respective heirs and legal representatives.

Section 5.12 Rule 16b-3. Prior to the Effective Time, the Company shall be permitted to take such steps as may be reasonably necessary or advisable hereto to cause dispositions of

Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.13 Public Announcements. The Company, on the one hand, and Parent and Merger Sub, on the other hand, shall, to the extent reasonably practicable, consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements with respect to this Agreement, the Merger and the other transactions contemplated hereby and shall not issue any such press release or make any public announcement prior to such consultation and review, except as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system (in which case the party making such disclosure shall use its reasonable best efforts to provide the other party with an opportunity to review and comment on such disclosure).

Section 5.14 Obligations of Merger Sub. Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement.

Section 5.15 Subsidiary Resignations. The Company shall, if requested by Parent at least ten (10) Business Days before the Closing Date, remove any directors, managers or officers of any of its Subsidiaries (other than any such persons who have been appointed and may be removed only by a Person other than the Company or one of its Subsidiaries), or cause such individuals to resign from such positions, in each case, effective as of the Closing.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligation of each party to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval. The Company Shareholder Approval shall have been obtained.

(b) No Injunctions or Legal Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment, order, ruling, writ, decree or other action issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any case, prohibits or makes illegal the consummation of the Merger.

Section 6.2 Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.

(i) The representations and warranties of Parent and Merger Sub set forth in Section 4.2 and Section 4.11 (the “Parent Fundamental Representations”) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (in each case, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date).

(ii) The representations and warranties of Parent and Merger Sub set forth in this Agreement (other than the Parent Fundamental Representations) shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (in each case, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations or warranties the circumstances giving rise to which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality, “Parent Material Adverse Effect” and similar qualifiers set forth in such representations and warranties shall be disregarded).

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time.

(c) Officers’ Certificate. The Company shall have received a certificate signed by an executive officer of Parent certifying as to the matters set forth in Sections 6.2(a) and 6.2(b).

Section 6.3 Conditions to the Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.

(i) The representations and warranties of the Company set forth in Section 3.2(a) and Section 3.2(c) (the “Capitalization Representations”) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (in each case, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for de minimis inaccuracies.

(ii) The representations and warranties of the Company set forth in Section 3.1, Section 3.2 (other than the Capitalization Representations), Section 3.3, Section 3.22 and Section 3.23 (the “Fundamental Representations”) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (in each case, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date).

(iii) The representations and warranties of the Company set forth in this Agreement (other than the Capitalization Representations and the Fundamental Representations)

shall be true and correct as of the date of this Agreement and as of the Closing Date as though made as of the Closing Date (in each case, except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of representations or warranties the circumstances giving rise to which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (it being understood that, for purposes of determining the accuracy of such representations and warranties, all materiality, “Material Adverse Effect” and similar qualifiers set forth in such representations and warranties shall be disregarded).

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(d) Officers’ Certificate. Parent shall have received a certificate signed by an executive officer of the Company certifying as to the matters set forth in Sections 6.3(a), 6.3(b) and 6.3(c).

Section 6.4 Frustration of Closing Conditions. None of Parent, Merger Sub or the Company may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s breach of this Agreement.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Company Shareholder Approval has been obtained (with any termination by Parent also being an effective termination by Merger Sub):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated on or before September 30, 2021 (the “Termination Date”); provided, that neither party shall have the right to terminate this Agreement pursuant to this Section 7.1(b)(i) if any action of such party or failure of such party to perform or comply with the covenants and agreements of such party set forth in this Agreement shall have been the cause of, or resulted in, the failure of the Merger to be consummated by the Termination Date and such action or failure to perform constitutes a breach of this Agreement;

(ii) if any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, ruling, writ, decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such judgment, order, injunction, ruling, writ, decree or other action shall have become final and nonappealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall have used its reasonable best efforts to contest, appeal and remove such judgment, order, injunction, ruling, writ, decree or other action in accordance with Section 5.7; or

(iii) if the Company Shareholder Approval shall not have been obtained at the Company Shareholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken;

(c) by the Company:

(i) if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform or to be true (A) would result in the failure of a condition set forth in Section 6.1 or 6.2 and (B) cannot be cured by the Termination Date; provided, that the Company shall have given Parent written notice, delivered at least thirty (30) days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(c)(i) and the basis for such termination; provided further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if it is then in material breach of any of its covenants or agreements set forth in this Agreement;

(ii) prior to obtaining the Company Shareholder Approval, in order to enter into a transaction that is a Superior Proposal, if (A) the Company Board has received a Superior Proposal, (B) the Company has complied with its obligations under Section 5.4 with respect thereto and (C) the Company pays the Parent Expenses due under Section 7.3(c) (provided that Parent shall have provided wiring instructions for such payment or, if not, then such payment shall be paid promptly following delivery of such instructions).

(d) by Parent:

(i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform or to be true (A) would result in the failure of a condition set forth in Section 6.1 or 6.3 and (B) cannot be cured by the Termination Date; provided, that Parent shall have given the Company written notice, delivered at least thirty (30) days prior to such termination, stating the Company’s intention to terminate this Agreement pursuant to this Section 7.1(d)(i) and the basis for such termination; provided further, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if Parent or Merger Sub is then in material breach of any of its covenants or agreements set forth in this Agreement; or

(ii) prior to obtaining the Company Shareholder Approval, if the Company Board shall have effected an Adverse Recommendation Change.

The party desiring to terminate this Agreement pursuant to this Section 7.1 (other than pursuant to Section 7.1(a)) shall give written notice of such termination to the other party.

Section 7.2 Effect of Termination. In the event of termination of this Agreement, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, except that the Confidentiality Agreement and the provisions of Section 3.22 and 4.11 (Brokers), Section 5.13 (Public Announcements), this Section 7.2, Section 7.3 (Fees and Expenses), Section 8.2 (Notices), Section 8.5 (Entire Agreement), Section 8.6 (Parties in Interest), Section 8.7 (Governing Law), Section 8.8 (Submission to Jurisdiction), Section 8.9 (Assignment; Successors), Section 8.10 (Enforcement), Section 8.12 (Severability), Section 8.13 (Waiver of Jury Trial) and Section 8.16 (No Presumption Against Drafting Party) of this Agreement shall survive the termination hereof; provided, that none of Parent, Merger Sub or the Company shall be released from any liabilities or damages arising out of a Willful and Material Breach of any covenant or agreement set forth in this Agreement.

Section 7.3 Fees and Expenses.

(a) Except as otherwise provided in this Section 7.3, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b) In the event that:

(i) (A) after the date of this Agreement, an Acquisition Proposal is made directly to the Company’s shareholders or is otherwise publicly disclosed or otherwise communicated in writing to the Company Board, (B) thereafter, this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(i) or Section 7.1(b)(iii), or by Parent pursuant to Section 7.1(d)(i), and (C) within twelve (12) months after the date of such termination, the Company enters into a definitive agreement or consummates a transaction in respect of any Acquisition Proposal, which need not be the same Acquisition Proposal that was made, disclosed or communicated prior to termination hereof (provided, that for purposes of this clause (C), each reference to “15%” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “50%”); or

(ii) this Agreement is terminated by Parent pursuant to Section 7.1(d)(ii);

then, in any such case, the Company shall pay Parent the Termination Fee, it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion. Payment of the Termination Fee shall be made by wire transfer of same-day funds to the account designated by Parent (1) on the consummation of any transaction contemplated by an Acquisition Proposal in the case of a Termination Fee payable pursuant to Section 7.3(b)(i) or (2) as promptly as reasonably practicable after termination (and, in any event, within two (2) Business Days thereof) in the case of termination by Parent pursuant to Section 7.1(d)(ii). “Termination Fee” means an amount equal to $2,500,000.

(c) In the event that this Agreement is terminated by the Company pursuant to Section 7.1(c)(ii), then the Company shall reimburse Parent, Merger Sub and their respective Affiliates for any and all reasonable and documented costs, fees and expenses (including costs, fees and expenses of financial advisors, outside legal counsel, financing sources, accountants, experts, diligence agents and consultants) actually incurred by Parent, Merger Sub or their respective Affiliates, or on their behalf, in connection with the authorization, preparation, investigation, negotiation, execution or performance of this Agreement or any of the transactions contemplated herein, up to a maximum amount of $750,000 (the “Parent Expenses”).

(d) Except in the case of a Willful and Material Breach by the Company, in the event that Parent shall receive the Termination Fee or payment of the Parent Expenses, the receipt of such amount shall be deemed to be liquidated damages for any and all losses suffered by Parent, Merger Sub and their respective Affiliates, or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub, or any of their Affiliates, or any other Person shall be entitled to bring or maintain any other Action against the Company or any of their Affiliates arising out of this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination. Parent acknowledges and agrees that, except in the case of a Willful and Material Breach by the Company, payment of the Termination Fee or payment of the Parent Expenses (as applicable) shall be the sole and exclusive monetary remedy of Parent, Merger Sub and any other Person against the Company or its Affiliates in connection with the transactions contemplated hereby, and, subject to Parent’s and Merger Sub’s right to seek specific performance, injunctive relief or other equitable relief to enforce this Agreement, none of the Company or any of its Affiliates shall have any other liability or obligation (other than to the Company) for any losses, claims, damages or liabilities suffered or incurred by Parent, Merger Sub, their respective Affiliates or any other Person relating to or arising out of this Agreement and the transactions contemplated hereby (including the failure thereof to be consummated). For the avoidance of doubt, under no circumstance will the Company be required to pay all or any portion of both the Termination Fee and Parent Expenses.

Section 7.4 Amendment or Supplement. This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective Boards of Directors at any time prior to the Effective Time, whether before or after the Company Shareholder Approval has been obtained; provided, however, that after the Company Shareholder Approval has been obtained, no amendment may be made that pursuant to applicable Law requires further approval by the shareholders of the Company without such further approval. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

Section 7.5 Extension of Time; Waiver. At any time prior to the Effective Time, the parties may, by action taken or authorized by their respective Boards of Directors, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto or (c) subject to applicable Law, waive compliance with any of the agreements or conditions of the other parties contained herein; provided, however, that after the Company Shareholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval by the shareholders of the Company without such further approval. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

ARTICLE VIII

GENERAL PROVISIONS

Section 8.1 Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants, obligations or agreements in this Agreement or in any certificate or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations or agreements shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.

Section 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail, upon written confirmation of receipt by e-mail or otherwise, (b) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. Notwithstanding the foregoing, all notices and other communications hereunder shall also be transmitted by e-mail pursuant to the following sentence. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i) if to Parent, Merger Sub or the Surviving Corporation, to:

Sonesta International Hotels Corporation

c/o The RMR Group

Two Newton Place

255 Washington Street, Suite 300

Newton, Massachusetts 02458

Attention: Jennifer B. Clark

                  Executive Vice President and General Counsel

E-mail: jclark@rmrgroup.com

with a copy (which shall not constitute notice) to:

Hunton Andrews Kurth LLP

200 Park Avenue

New York, NY 10166

Attention: Laurie A. Grasso

                 Steven M. Haas

E-mail: lgrasso@huntonak.com

             shaas@huntonak.com

(ii) if to Company, to:

Red Lion Hotels Corporation

1550 Market St, suite 425

Denver, CO 80202

Attention: Gary Kohn

E-mail: Gary.Kohn@rlhco.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP

200 Park Avenue

New York, NY 10166

Attention: Sean Griffiths

E-mail: sgriffiths@gibsondunn.com

Section 8.3 Certain Definitions. For purposes of this Agreement:

(a) “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

(b) “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or required by applicable Law to be closed;

(c) “CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act;

(d) “Company Equity Awards” means Company RSUs and Company PSUs.

(e) “Company Stock Plan” means the Company’s 2015 Stock Incentive Plan and 2006 Stock Incentive Plan, each as amended;

(f) “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

(g) “Equity Commitment Letter” means that certain executed commitment letter, dated as of the date of this Agreement, a copy of which has been delivered to the Company on the date hereof, pursuant to which the party thereto has committed to provide the Equity Financing in the amounts and subject to the terms set forth therein for the purposes of financing the transactions contemplated by this Agreement and related fees, expenses and liabilities;

(h) “Equity Financing” means the equity financing pursuant to the Equity Commitment Letter;

(i) “ERISA Affiliate” means any trade or business, whether or not incorporated, that together with the Company or any of its Subsidiaries is, or during the preceding six (6) years was, treated as a single employer under Section 414 of the Code;

(j) “ESPP” means the Company’s 2008 Employee Stock Purchase Plan, as amended;

(k) “FDD” means any franchise disclosure document or statement of material change prepared in accordance with the FTC Rule or any other Franchise Law provided by the Company or any Subsidiary of the Company to any prospective Franchisee in connection with the offer or sale of Franchises;

(l) “Franchise” means any grant by the Company or any of its Subsidiaries to any Person of the right to engage in or carry on a business, or to sell or offer to sell any product or service, under or in association with any trademark, advertising or commercial symbol which constitutes a “franchise,” as that term is defined under (i) the FTC Rule, regardless of the jurisdiction in which the franchised business is located or operates, or (ii) the Franchise Law applicable in the jurisdiction in which the franchised business is located or operates, if any, and further includes rights granted by the Company or any of its Subsidiaries to develop or operate a hotel using the Company’s Intellectual Property other than pursuant to Franchise Laws;

(m) “Franchise Agreement” means any written franchise agreement, area development agreement, license agreement or similar arrangement licensing or granting contractual licensing rights with respect to a Franchisee to develop or operate a hotel using the Company’s Intellectual Property;

(n) “Franchise Laws” means the FTC Rule and any other Law regulating the offer or sale of franchises, including any pre-sale registration or disclosure Law;

(o) “Franchisee” means any Person, other than the Company or its Affiliates, that is a party to (i) a Franchise Agreement; or (ii) a license agreement or similar arrangement licensing or granting rights to develop or operate a hotel using the Company’s Intellectual Property;

(p) “FTC Rule” means the Federal Trade Commission trade regulation rule entitled “Disclosure Requirements and Prohibitions Concerning Franchising,” 16 CFR Part 436;

(q) “Indebtedness” means, with respect to any Person, (i) all obligations of such Person for borrowed money, or with respect to unearned advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations of such Person (as determined in accordance with GAAP), (iv) all obligations of such Person under installment sale contracts, (v) all obligations of such Person under securitization instruments or factoring arrangements, (vi) all liabilities for the deferred purchase price of property or services already delivered (other than trade debt and trade payables incurred in the ordinary course of business and not overdue), including any “earn-out” or similar payments (contingent or otherwise) for past acquisitions, (vii) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person, and (viii) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position of others or to purchase the obligations of others;

(r) “Information Security Incident” means any (i) material accidental or unauthorized access to or loss, alteration, destruction, use, disclosure or acquisition of the Company’s or its Subsidiaries’ information, or (ii) material compromise to the security, confidentiality, integrity or availability of IT Assets;

(s) “IT Assets” means all computers, computing hardware, platforms, software, software services, firmware, systems, middleware, network, computer or operating systems, information technology devices, servers, facilities, workstations, routers, hubs, switches, data websites, communications lines, file servers, printers and all other information technology infrastructure, equipment or systems owned, leased or controlled by the Company or its Subsidiaries;

(t) “knowledge” of the Company means the actual knowledge of, and such knowledge that would be obtained after reasonable inquiry by, the individuals listed on Section 8.3(t) of the Company Disclosure Letter;

(u) “Material Adverse Effect” means any event, change, occurrence or effect that would or would reasonably be expected to have a material adverse effect on (i) the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, other than any change, effect, event or occurrence arising out of, attributable to or resulting from, alone or in combination, (1) changes in general economic conditions or financial markets, (2) general changes or developments in any of the industries in which the Company or its Subsidiaries operate, (3) changes in any applicable Laws or applicable accounting regulations or principles or interpretations thereof first proposed after the date hereof, (4) any change in the price or trading volume of the Company’s stock, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (5) any failure by the Company to meet internal or published projections, forecasts or revenue or earnings predictions, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (6) any acts of God, natural disasters, terrorism, armed hostilities, sabotage, war or any escalation or worsening of acts of war, epidemic, pandemic or disease outbreak (including the COVID-19 virus), (7) the announcement of this Agreement and the transactions contemplated hereby, (8) any action taken by the Company, or which the Company causes to be taken by any of its Subsidiaries, in each case which is required by this Agreement or (9) any actions taken (or omitted to be taken) at the written request of Parent; provided, that in the cases of each of clauses (1), (2), (3) and (6) above, such event, change, occurrence or effect may be taken into account in determining whether a “Material Adverse Effect” has occurred to the extent that it has had a material, adverse and disproportionate effect on the Company and its Subsidiaries relative to other companies operating in any industry in which the Company and its Subsidiaries operate; or (ii) the ability of the Company to perform its obligations under this Agreement or to consummate the Merger;

(v) “Permitted Liens” means (i) Liens for Taxes, assessments or other governmental charges (A) not yet delinquent (or which may be paid without interest or penalties) or (B) the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; (ii) mechanics’, materialmens’, warehousemans’, landlords’, carriers’, workers’, repairers’ and similar Liens granted, arising or incurred in the ordinary course of business for which adequate reserves have been established in accordance with GAAP or the amount or validity of which is being contested in good faith by appropriate proceedings in the ordinary course of business; (iii) zoning, building code, entitlement and other land use and Environmental Laws by any Governmental Entity and that would not, individually or in the aggregate, reasonably be likely to materially impair the value, current occupancy or current use of a Person’s leased or owned real property; (iv) non-exclusive licenses to Intellectual Property granted in the ordinary course of business; (v) recorded easements, permits, rights of way, restrictions, covenants, reservations or encroachments, minor defects or irregularities in and other similar matters affecting title to any real property that do not materially impair the value or current use and operation of the affected real property; (vi) title of a lessor under a capital or operating lease; (vii) matters which would be disclosed by an inspection, a current title commitment, or accurate survey of a parcel of real property that would not, individually or in the aggregate, reasonably be likely to materially impair the value, current occupancy or current use of a Person’s leased or owned real property; and (viii) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation;

(w) “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity;

(x) “Personal Information” means information relating to an identified or identifiable natural person, including any information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with a particular individual or household;

(y) “Privacy Commitments” means all material representations, statements, obligations or commitments that Company or any of its Subsidiaries has made or entered into with respect to the collection, use, disclosure, sale, licensing, transfer, security, storage, retention, disposal or other processing of Personal Information, including all (i) policies, notices, statements or similar disclosures published or otherwise made publicly available by the Company or any of its Subsidiaries; (ii) internal policies, procedures or standards of the

Company or any of its Subsidiaries; and (iii) agreements, contracts, licenses or other similar instruments or obligations to which the Company or any of its Subsidiaries is a party;

(z) “Privacy Laws” means all applicable Laws relating in any way to the privacy, confidentiality, protection or security of Personal Information or IT Assets, including (i) the California Consumer Privacy Act of 2018, Cal. Civil Code § 1798.100 et seq., and its implementing regulations; (ii) the EU General Data Protection Regulation 2016/679 and any implementing or supplementing Laws; (2) the EU Directive 2002/58/EC; and (iii) any and all other applicable Laws regulating data protection, financial privacy, website or online service operators, biometric identifiers or biometric data, consumer reports, data breach notification, information security safeguards, secure disposal of records, use of online cookies or other tracking mechanisms, or the transmission of marketing or commercial messages through any means, including via email, text message or any other means. Privacy Laws also include the Payment Card Industry Data Security Standard and any other applicable security standards, requirements or assessment procedures published by PCI Security Standards Council in connection with a PCI Security Standards Council program;

(aa) “Relationship Laws” means any franchise termination, non-renewal, unfair practices or relationship Laws, including the requirements of such Laws with respect to the notice of default, time to cure and the actual termination of any franchisee or business opportunity operator;

(bb) “Representative” means, with respect to any Person, such Person’s directors, officers, employees, advisors (including attorneys, accountants, consultants, investment bankers, and financial advisors), agents and other representatives, in each case, acting in such capacity;

(cc) “RL Venture” means RL Venture, LLC, a Delaware limited liability company;

(dd) “Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person; provided, that (i) RL Venture and the Former Joint Ventures (collectively, the “Joint Ventures”), and their respective Subsidiaries, shall each be deemed to be a Subsidiary of the Company under this Agreement unless the Company and its Subsidiaries cease to own any equity interests in a Joint Venture and (ii) notwithstanding anything to the contrary herein, the Company makes no (A) representation or warranty in this Agreement with respect to any third party equity holder of the Joint Ventures or the Joint Venture securities held by such Person or (B) covenant or agreement regarding the actions any such third party equity holder may take after the date hereof (except to the extent that any such actions require the consent or otherwise are within the control of the Company or one of its Subsidiaries).

(ee) “Willful and Material Breach” means a material breach that is a consequence of a deliberate and intentional act or failure to act (including a failure to cure) by a party under this Agreement, in each case with the conscious awareness and knowledge by such party that the taking of such act or failure to take such act will cause a material breach of this Agreement.

Section 8.4 Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified. If the last day of a period by which an act is to be done under this Agreement is a non-Business Day, the period in question shall end on the next succeeding Business Day.

Section 8.5 Entire Agreement. This Agreement (including the Exhibits hereto), the Company Disclosure Letter and the Confidentiality Agreement constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

Section 8.6 Parties in Interest.

(a) This Agreement is not intended to, and shall not, confer upon any other Person other than the parties and their respective successors and permitted assigns any rights or remedies hereunder, except (i) with respect to Section 5.11 which shall inure to the benefit of the Persons benefiting therefrom who are intended to be third party beneficiaries thereof, (ii) prior to the Effective Time, for the right of the Company to pursue claims for damages on behalf of holders of Shares (including damages based on loss of the economic benefits of the transaction, including the loss of premium, to Company shareholders) and other relief (including equitable relief) for any breach of this Agreement by Parent or Merger Sub, which right is hereby expressly acknowledged and agreed by Parent and Merger Sub, (iii) from and after the Effective Time, the rights of holders of Shares to receive the Merger Consideration set forth in Article II and (iv) from and after the Effective Time, the rights of holders of Company Equity Awards to receive the payments contemplated by the applicable provisions of Section 2.2 in accordance with the terms and conditions of this Agreement. The rights granted pursuant to this Section 8.6(a) (other than pursuant to clauses (iii) and (iv)) shall only be enforceable on behalf of Company shareholders by the Company in its sole and absolute discretion, as agent for the Company shareholders, it being understood and agreed that any and all interests in such claims shall attach to the Shares and subsequently transfer therewith and, consequently, any damages, settlements or other amounts recovered or received by the Company with respect to such claims

(net of expenses incurred by the Company in connection therewith) may, in the Company’s sole and absolute discretion, be (y) distributed, in whole or in part, by the Company to the holders of record Shares as of any date determined by the Company or (z) retained by the Company for the use and benefit of the Company on behalf of its shareholders in any manner the Company deems fit.

(b) The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 7.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 8.7 Governing Law. Except to the extent the Laws of the State of Washington are mandatorily applicable to the Merger (including under the Washington Act) and any other transactions contemplated by this Agreement, this Agreement and any action (whether at law, in contract or in tort) that may directly or indirectly be based upon, relate to or arise out of this Agreement or any transaction contemplated hereby, or the negotiation, execution or performance hereunder shall be governed by, and construed and enforced in accordance with, the Laws of the State of New York, without regard to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York, provided, that matters related to (A) the Washington Act contained in Article I, Article II, Article III and Article IV, including matters relating to the filing of the Articles of Merger and the effects of the Merger and (B) the fiduciary duties of the Company Board shall be governed by the Laws of the State of Washington.

Section 8.8 Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in any court, federal or state, within the Borough of Manhattan having subject matter jurisdiction over any such legal action or proceeding. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in New York, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in New York as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in New York as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 8.9 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void ab initio; provided, however, that Parent may assign any or all of its rights and obligations hereunder to one or more of its Affiliates without the prior written consent of the other parties, in which case Parent shall promptly notify the Company of such assignment and the identity of such assignee and nonetheless shall remain responsible for the performance of all of its obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.10 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Company (on behalf of itself and on behalf of the holders of Shares as third party beneficiaries under Section 8.6(a)), Parent and Merger Sub shall be entitled to specific performance of the terms hereof, including an injunction or injunctions and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in any court, federal or state, within the Borough of Manhattan having subject matter jurisdiction, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

Section 8.11 Currency. All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

Section 8.12 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 8.13 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.14 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 8.15 Facsimile or .pdf Signature. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

Section 8.16 No Presumption Against Drafting Party. Each of Parent, Merger Sub and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 8.17 Parent Guarantee. Parent agrees to take all action necessary to cause Merger Sub or the Surviving Corporation, as applicable, to perform all of its respective agreements, covenants and obligations under this Agreement. Parent unconditionally guarantees to the Company the full and complete performance by Merger Sub or the Surviving Corporation, as applicable, of its respective obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of Merger Sub or the Surviving Corporation, as applicable, under this Agreement. This is a guarantee of payment and performance and not of collectability. Parent hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Merger Sub or the Surviving Corporation, as applicable, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 8.17.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SONESTA INTERNATIONAL HOTELS CORPORATION

By:	/s/ Carlos R. Flores
Name: Carlos R. Flores
Title: President and Chief Executive Officer

ROAR MERGER SUB INC.

By:	/s/ Carlos R. Flores
Name: Carlos R. Flores
Title: President

[Signature Page to Agreement and Plan of Merger]

RED LION HOTELS CORPORATION

By:	/s/ Gary Kohn
Name: Gary Kohn
Title: Executive Vice President
Chief Financial Officer & Treasurer

[Signature Page to Agreement and Plan of Merger]

Exhibit 99.1

RLH Corporation Announces Agreement to be Acquired by Sonesta International Hotels for $3.50

Per Share in Cash; Transaction Valued at Approximately $90 Million

DENVER, CO – December 30, 2020 – RLH Corporation (NYSE: RLH) (“RLH” or “Red Lion”), the 10th-largest US-based hotel franchise company serving a large segment of American consumers, today announced that it has entered into a definitive merger agreement (“Merger Agreement” or “agreement”) with Sonesta International Hotels Corporation (“Sonesta”) under which RLH will be acquired by Sonesta in an all-cash transaction valued at approximately $90 million. The agreement has been unanimously approved by the RLH Board of Directors.

Under the terms of the Merger Agreement, holders of RLH’s common stock will receive $3.50 per share in cash. This represents an 88% premium over the November 4, 2020, closing share price, the last trading date before Red Lion most recently provided an update on its strategic alternatives, and a 30% premium over today’s closing price prior to the transaction being announced.

“We are excited about unlocking shareholder value through this all-cash transaction with Sonesta,” said R. Carter Pate, Chairman of RLH. “After conducting a thorough review of strategic alternatives, the Board believes today’s announcement is in the best interest of all of Red Lion’s shareholders.”

The transaction, which is currently expected to close in the first half of 2021, is subject to customary closing conditions, including the approval of RLH’s shareholders, who will vote on the transaction at a special meeting on a date to be announced. The transaction is not contingent on receipt of financing by Sonesta. Upon completion of the transaction, RLH will become a privately-held company, and its common stock will no longer be listed on the NYSE.

Advisors

Jefferies LLC is serving as lead financial advisor and CS Capital Advisors, LLC is serving as financial advisor to Red Lion. Gibson, Dunn & Crutcher LLP and Fox Rothschild LLP are serving as legal counsel to Red Lion.

About RLH Corporation

RLH Corporation is an innovative hotel company focused on the franchising of 8 brands – Hotel RL, Red Lion Hotels, Red Lion Inn & Suites, Signature Inn, GuestHouse Extended Stay, Americas Best Value Inn, Canadas Best Value Inn and Knights Inn. RLH maximizes return on invested capital for hotel owners across North America through relevant brands, industry-leading technology, and forward-thinking services. For more information, please visit the company’s website at www.rlhco.com.

Note on Forward-Looking Statements

This communication contains forward-looking statements including, but not limited to, statements regarding the proposed merger with Sonesta, including statements relating to satisfaction of the conditions to and consummation of the proposed transaction, the expected goals and benefits of the transaction, and the future leadership of RLH. Forward-looking statements are usually identified by the use of words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “may,” “potential,” “will,” “could” and similar expressions. Actual results may differ materially from those indicated by forward-looking statements as a result of various important factors and risks, including, but not limited to, the continuing impact of the COVID-19 pandemic on RLH’s financial condition and results of operations. Additional factors, risks and uncertainties that could cause or contribute to such differences include, but are not limited to, the following: the ability of the parties to satisfy the conditions precedent and consummate the proposed transaction; the timing of consummation of the proposed merger; the ability of RLH to secure shareholder approval in the anticipated timeframe or at all; the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement; risks related to disruption of management’s attention from ongoing business operations due to the pending transaction; potential adverse reactions or changes to employee or business relationships resulting from the announcement or completion of the proposed merger; the risk of litigation or legal proceedings related to the proposed transaction; unexpected costs, charges or expenses resulting from the proposed transaction; and other factors discussed in the “Risk Factors” section of RLH’s most recent Annual Report on Form 10-K, and RLH’s subsequent Quarterly Reports on Form 10-Q and in other filings RLH makes with the Securities and Exchange Commission (the “SEC”) from time to time. All information provided in this release is as of the date hereof and RLH undertakes no duty to update this information except as required by law.

Additional Information about the Merger and Where You Can Find It

In connection with the proposed transaction, RLH will prepare and file relevant documents with the SEC, including a proxy statement on Schedule 14A to be mailed to the RLH shareholders in connection with RLH’s submission of the transaction for the consideration by the RLH shareholders at a special meeting. This communication is not intended to be, and is not, a substitute for the proxy statement or any other document that RLH may file with the SEC in connection with the proposed transaction. RLH SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. The proxy statement and other relevant materials (when they become available) and any other documents filed or furnished by RLH with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, copies of the proxy statement and other relevant materials and documents filed by RLH with the SEC will also be available free of charge on the Investor Relations page of RLH’s website located at https://ir.redlion.com/investor-relations.

Participants in the Solicitation of RLH Shareholders

RLH, its directors and certain of its officers and employees, may be deemed to be participants in the solicitation of proxies from RLH shareholders in connection with the proposed transaction. Information about RLH’s directors and executive officers is set forth in its Annual Report on Form 10-K for the year ended December 31, 2019, which was filed with the SEC on February 27, 2020, and in its definitive proxy statement for its 2020 annual meeting of shareholders filed with the SEC on April 6, 2020. To the extent the holdings of the RLH securities by the RLH directors and executive officers have changed since the amounts set forth in the proxy statement for its 2020 annual meeting of shareholders, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. These documents may be obtained free of charge at the SEC’s web site at www.sec.gov and on the Investor Relations page of Red Lion’s website located at https://ir.redlion.com/investor-relations. Additional information regarding the interests of participants in the solicitation of proxies in connection with the proposed transaction will be included in the proxy statement and other relevant materials RLH may file with the SEC.

Contacts:

Social Media:

www.Facebook.com/myhellorewards

www.Twitter.com/myhellorewards

www.Instagram.com/myhellorewards

www.Linkedin.com/company/rlhco

Media:

FINN Partners

212-561-6454

rlhcorp@finnpartners.com

Investor Relations:

Gary Kohn

Chief Financial Officer

303-459-4268

investorrelations@rlhco.com